Exhibit 4.3

U.S. Department of Justice
Criminal Division
Washington, D.C. 20530

December 18, 2012

Gary R. Spratling, Esq.	David P. Burns, Esq.
Gibson, Dunn & Crutcher LLP	Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000	1050 Connecticut Ave NW
San Francisco, CA 94105	Washington, DC 20036

Re:	UBS AG

Dear Mr. Spratling and Mr. Burns:

On the understandings specified below, the United States Department of Justice, Criminal Division, Fraud Section (“Fraud Section”) will not criminally prosecute UBS AG and its subsidiaries and affiliates (collectively, “UBS”), with the exception of UBS Securities Japan Co., Ltd. (“UBS Securities Japan”), for any crimes (except for criminal tax violations, as to which the Fraud Section cannot and does not make any agreement) related to UBS’s submissions of benchmark interest rates, including the London InterBank Offered Rate (known as LIBOR), the Euro Interbank Offered Rate (known as EURIBOR), and the Tokyo InterBank Offered Rate (known as TIBOR), as described in the attached Appendix A, which is incorporated in this Non-Prosecution Agreement (“Agreement”). 1

It is understood that UBS admits, accepts, and acknowledges responsibility for the conduct set forth in Appendix A and agrees not to make any public statement contradicting Appendix A.

The Fraud Section and UBS further agree that as a term and condition of this Agreement, UBS Securities Japan will plead guilty to one count of wire fraud, in violation of Title 18, United States Code, Sections 1343 and 2, in accordance with the Plea Agreement that is attached as Appendix B, which is incorporated in this Agreement.

[1]	Although not addressed in Appendix A, this Agreement also encompasses UBS’s submissions for the additional benchmark rates listed in Appendix C, which is also incorporated in this Agreement. The rates listed in Appendix C are the focus of an ongoing investigation and, for that reason, Appendix C will be held in confidence by the parties to this Agreement and will not be made available to the public until the Department of Justice, in its sole discretion, determines that such information can and should be disclosed.

The Fraud Section enters into this Agreement based, in part, on its consideration of the following factors:

(a)	UBS has made a timely, voluntary, and complete disclosure of the facts described in Appendix A.

(b)	UBS conducted a thorough internal investigation of the misconduct described in Appendix A, reported all of its findings to the Fraud Section, cooperated fully with the Fraud Section’s investigation of this matter, and sought to effectively remediate any problems it discovered.

1.	Although UBS was not the first bank to provide the Fraud Section with helpful information, and its self-disclosure and cooperation commenced after the Fraud Section had obtained certain evidence implicating UBS and, in particular, efforts to manipulate Yen benchmarks, UBS made its self-disclosure before the Fraud Section had contacted UBS regarding the criminal investigation.

2.	UBS provided highly valuable information that significantly expanded and advanced the criminal investigation. UBS’s cooperation has been exceptional in many important respects. Through its internal investigation, UBS has sought to uncover and disclose evidence of misconduct without restricting the focus of its investigation to issues the government had already identified. Over the past two years, it has made substantial efforts to assist the government in obtaining access to sources of evidence located abroad, including documents and witnesses. UBS’s extensive cooperation is a particularly significant and favorable consideration in the Fraud Section’s decision to enter into this Agreement.

3.	The Fraud Section received compelling information from UBS, as well as from regulatory agencies, demonstrating that in recent years, under its new senior leadership, UBS has made important and positive changes in its compliance, training, and overall approach to ensuring its adherence to the law. Moreover, UBS appears to have substantially improved the manner in which it responds to regulatory and criminal investigations and to its discovery of potential misconduct, as the Department of Justice has observed in this matter.

a.	In order to ensure that misconduct of this nature does not recur, UBS has implemented a modified and significantly enhanced control framework for its LIBOR submission process and has expanded that program to encompass all other benchmark interest rate submissions. UBS has also implemented significant remedial measures in response to the misconduct discovered during this investigation.

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b.	The Fraud Section has also received favorable reports from the Swiss Financial Market Supervisory Authority (“FINMA”) and the Japan Financial Services Authority (the “JFSA”) describing, respectively, (1) positive progress that UBS has made in its approach to compliance and enforcement, and (2) UBS Securities Japan’s effective implementation of the remedial measures previously imposed by the JFSA based on its findings relating to the attempted manipulation of Yen benchmarks.

This recent record is commendable, and partially mitigates the adverse implications of UBS’s prior history of misconduct.

This Agreement does not provide any protection against prosecution for any crimes except as set forth above, and applies only to UBS and not to any other entities or to any individuals, including but not limited to employees or officers of UBS. The protections provided to UBS shall not apply to any acquirer or successor entities unless and until such acquirer or successor formally adopts and executes this Agreement.

This Agreement shall have a term of two years from the date of this Agreement, except as specifically provided below. It is understood that for the two-year term of this Agreement, UBS shall: (a) commit no United States crime whatsoever; (b) truthfully and completely disclose non-privileged information with respect to the activities of UBS, its officers and employees, and others concerning all matters about which the Fraud Section inquires of it, which information can be used for any purpose, except as otherwise limited in this Agreement; (c) bring to the Fraud Section’s attention all potentially criminal conduct by UBS or any of its employees that relates to violations of U.S. laws (i) concerning fraud or (ii) governing securities and commodities markets; and (d) bring to the Fraud Section’s attention all criminal or regulatory investigations, administrative proceedings or civil actions brought by any governmental authority in the United States against UBS or its employees that alleges fraud or violations of the laws governing securities and commodities markets.

Until the date upon which all investigations and prosecutions arising out of the conduct described in this Agreement are concluded, including the investigations of the matters listed in Appendix C, whether or not they are concluded within the two-year term specified in the preceding paragraph, UBS shall, in connection with any investigation or prosecution arising out of the conduct described in this Agreement: (a) cooperate fully with the Fraud Section, the Federal Bureau of Investigation, and any other law enforcement or government agency designated by the Fraud Section; (b) assist the Fraud Section in any investigation or prosecution by providing logistical and technical support for any meeting, interview, grand jury proceeding, or any trial or other court proceeding; (c) use its best efforts promptly to secure the attendance and truthful statements or testimony of any officer, agent or employee at any meeting or interview or before the grand jury or at any trial or other court proceeding; and (d) provide the Fraud Section, upon request, all non-privileged information, documents, records, or other tangible evidence about which the Fraud Section or any designated law enforcement or government agency inquires.

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It is understood that, if the Fraud Section determines in its sole discretion that UBS has committed any United States crime subsequent to the date of this Agreement, or that UBS has given false, incomplete, or misleading testimony or information at any time, or that UBS has otherwise violated any provision of this Agreement, UBS shall thereafter be subject to prosecution for any federal violation of which the Fraud Section has knowledge, including perjury and obstruction of justice. Any such prosecution that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against UBS, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the term of the Agreement plus one year. Thus, by signing this Agreement, UBS agrees that the statute of limitations with respect to any prosecution that is not time-barred on the date that this Agreement is signed shall be tolled for the term of this Agreement plus one year.

It is understood that, if the Fraud Section determines in its sole discretion that UBS has committed any United States crime after signing this Agreement, or that UBS has given false, incomplete, or misleading testimony or information at any time, or that UBS has otherwise violated any provision of this Agreement: (a) all statements made by UBS or any of its employees to the Fraud Section or other designated law enforcement agents, including Appendix A, and any testimony given by UBS or any of its employees before a grand jury or other tribunal, whether prior or subsequent to the signing of this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any criminal proceeding brought against UBS; and (b) UBS shall assert no claim under the United States Constitution, any statute, Rule 410 of the Federal Rules of Evidence, or any other federal rule that such statements or any leads derived therefrom are inadmissible or should be suppressed. By signing this Agreement, UBS waives all rights in the foregoing respects.

The decision whether any public statement contradicts Appendix A and whether it shall be imputed to UBS for the purpose of determining whether UBS has breached this Agreement shall be in the sole discretion of the Fraud Section. If the Fraud Section determines that a public statement contradicts in whole or in part a statement contained in Appendix A, the Fraud Section shall so notify UBS, and UBS may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. This paragraph is not intended to apply to any statement made by any former UBS officers, directors, or employees. Further, nothing in this paragraph precludes UBS from taking good-faith positions in litigation involving a private party that are not inconsistent with Appendix A. In the event that the Fraud Section determines that UBS has breached this Agreement in any other way, the Fraud Section agrees to provide UBS with written notice of such breach prior to instituting any prosecution resulting from such breach. UBS shall, within 30 days of receipt of such notice, have the opportunity to respond to the Fraud Section in writing to explain the nature and circumstances of such breach, as well as the actions UBS has taken to address and remediate the situation, which explanation the Fraud Section shall consider in determining whether to institute a prosecution.

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It is understood that UBS, by a branch or agency located in Connecticut, agrees to pay a monetary penalty of $500,000,000. UBS must pay this sum to the United States Treasury within ten days of the sentencing of UBS Securities Japan, in connection with its guilty plea and plea agreement attached as Appendix B. The parties agree that any criminal penalties that might be imposed by the Court on UBS Securities Japan in connection with its guilty plea and plea agreement will be deducted from the $500,000,000 penalty agreed to under this Agreement. UBS acknowledges that no tax deduction may be sought in connection with this payment.

It is further understood that, as noted above, UBS has strengthened its compliance and internal controls standards and procedures, and that it will further strengthen them as required by FINMA, the U.S. Commodity Futures Trading Commission, the JFSA, the United Kingdom Financial Services Authority, and any other regulatory or enforcement agencies that have addressed the misconduct set forth in Appendix A. In addition, in light of active investigations by various regulators of the conduct described in Appendix A and the role that regulators such as those listed above will continue to play in reviewing UBS’s compliance standards, the Fraud Section has determined that adequate compliance measures have been and will be established. It is further understood that UBS will report to the Fraud Section, upon request, regarding its remediation and implementation of any compliance program and internal controls, policies, and procedures that relate to its submission of benchmark interest rates. Moreover, UBS agrees that it has no objection to any regulatory agencies providing to the Fraud Section any information or reports generated by such agencies or UBS relating to the submissions of benchmark interest rates. Such information and reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the information and reports could discourage cooperation, impede pending or potential government investigations, and thus undermine the objectives of the reporting requirement. For these reasons, among others, the information and reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Fraud Section determines in its sole discretion that disclosure would be in furtherance of the Fraud Section’s discharge of its duties and responsibilities or is otherwise required by law.

It is further understood that this Agreement does not bind any federal, state, local, or foreign prosecuting authority other than the Fraud Section. The Fraud Section will, however, bring the cooperation of UBS to the attention of other prosecuting and investigative authorities, if requested by UBS.

It is further understood that UBS and the Fraud Section may disclose this Agreement to the public, except with respect to Appendix C as set forth above.

With respect to this matter, from the date of execution of this Agreement forward, this Agreement supersedes all prior, if any, understandings, promises and/or conditions between the Fraud Section and UBS. No additional promises, agreements, and conditions have been entered into other than those set forth in this Agreement and none will be entered into unless in writing and signed by all parties.

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Fraud Section and UBS. No additional promises, agreements, and conditions have been entered into other than those set forth in this Agreement and none will be entered into unless in writing and signed by all parties.

Sincerely,

DENIS J. McINERNEY
Chief, Fraud Section
Criminal Division
United States Department of Justice

By:
Daniel A. Braun, Deputy Chief
Luke B. Marsh, Trial Attorney

AGREED AND CONSENTED TO:

UBS AG

By:	December 18, 2012
Markus U. Diethelm	Date
Group General Counsel, UBS AG

APPROVED:

By:	December 18, 2012
Gary R. Spratling, Esq.	Date
David P. Burns, Esq.
Gibson, Dunn & Crutcher LLP
Attorneys for UBS AG

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APPENDIX A

STATEMENT OF FACTS

This Statement of Facts is incorporated by reference as part of the non-prosecution agreement, dated December 18, 2012, between the United States Department of Justice, Criminal Division, Fraud Section, and UBS AG (“UBS”). The parties agree that the following information is true and accurate:

I.

BACKGROUND

A.	LIBOR, Euroyen TIBOR, and Euribor

1. Since its inception in approximately 1986, the London Interbank Offered Rate (“LIBOR”) has been a benchmark interest rate used in financial markets around the world. Futures, options, swaps, and other derivative financial instruments traded in the over-the-counter market and on exchanges worldwide are settled based on LIBOR. The Bank of International Settlements has estimated that in the second half of 2009, for example, the notional amount of over-the-counter interest rate derivative contracts was valued at approximately $450 trillion. In addition, mortgages, credit cards, student loans, and other consumer lending products often use LIBOR as a reference rate.

2. LIBOR is published under the auspices of the British Bankers’ Association (“BBA”), a trade association with over 200 member banks that addresses issues involving the United Kingdom banking and financial services industries. The BBA defines LIBOR as:

The rate at which an individual Contributor Panel bank could borrow funds, were it to do so by asking for and then accepting inter-bank offers in reasonable market size, just prior to 11:00 [a.m.] London time.

This definition has been in place since approximately 1998.

3. LIBOR rates were initially calculated for three currencies: the United States Dollar, the British Pound Sterling, and the Japanese Yen. Over time, the use of LIBOR expanded, and benchmark rates were calculated for ten currencies, including the original three.

4. The LIBOR for a given currency is the result of a calculation based upon submissions from a panel of banks for that currency (the “Contributor Panel”) selected by the BBA. Each member of the Contributor Panel submits its rates every London business day through electronic means to Thomson Reuters, as an agent for the BBA, by 11:10 a.m. London time. Once each Contributor Panel bank has submitted its rate, the contributed rates are ranked. The highest and lowest quartiles are excluded from the calculation, and the middle two quartiles (i.e., 50% of the submissions) are averaged to formulate the resulting LIBOR “fix” or “setting” for that particular currency and maturity.

5. The LIBOR contribution of each Contributor Panel bank is submitted to between two and five decimal places, and the LIBOR fix is rounded, if necessary, to five decimal places. In the context of measuring interest rates, one “basis point” (or “bp”) is one-hundredth of one percent (0.01%).

6. Thomson Reuters calculates and publishes the rates each business day by approximately 11:30 a.m. London time. Fifteen maturities (or “tenors”) are quoted for each currency, ranging from overnight to twelve months. The published rates are made available worldwide by Thomson Reuters and other data vendors through electronic means and through a variety of information sources. In addition to the LIBOR fix resulting from the calculation, Thomson Reuters publishes each Contributor Panel bank’s submitted rates along with the names of the banks.

7. According to the BBA, each Contributor Panel bank must submit its rate without reference to rates contributed by other Contributor Panel banks. The basis for a Contributor Panel bank’s submission, according to a clarification the BBA issued in June 2008, must be the rate at which members of the bank’s staff primarily responsible for management of the bank’s cash, rather than the bank’s derivative trading book, consider that the bank can borrow unsecured inter-bank funds in the London money market. Further, according to the BBA, a Contributor Panel bank may not contribute a rate based on the pricing of any derivative financial instrument. In other words, a Contributor Panel bank’s LIBOR submissions should not be influenced by its motive to maximize profit or minimize losses in derivatives transactions tied to LIBOR.

8. The Contributor Panel for United States Dollar (“Dollar”) LIBOR from at least 2005 through 2010 was comprised of 16 banks, including UBS. Presently, there are 18 banks on the Dollar Contributor Panel, including UBS. From at least 2005 to the present, UBS has also been a member of the Contributor Panels for, among other currencies, Yen LIBOR, Euro LIBOR, Swiss Franc LIBOR, and Pound Sterling LIBOR.

9. From at least 2005 to the present, UBS has also been a member of the Contributor Panel for the Euro Interbank Offered Rate (“Euribor”). Euribor is a reference rate overseen by the European Banking Federation (“EBF”), which is based in Brussels, Belgium. Since 2005, the Euribor Contributor Panel has been comprised of approximately 42 to 48 banks. Euribor is the rate at which Euro interbank term deposits within the Euro zone are expected to be offered by one prime bank to another, at 11:00 a.m. Brussels time.

10. Thomson Reuters, as an agent of the EBF, calculates and publishes the Euribor rates each business day. Each Euribor Contributor Panel bank submits its contributed rate to Thomson Reuters through electronic means, and then the contributed rates are ranked. The highest and lowest 15% of all the quotes are excluded from the calculation, and the remaining rates (i.e., the middle 70%) are averaged to formulate the resulting Euribor fix for each tenor. The published rates, and each Contributor Panel bank’s submitted rates, are made available worldwide through electronic means and through a variety of information sources.

11. From at least 2005 until 2012, UBS was also a member of the Contributor Panel for the Euroyen Tokyo Interbank Offered Rate (“TIBOR”). TIBOR is a reference rate overseen by the Japanese Bankers Association (“JBA”), which is based in Tokyo, Japan. While UBS was a member of the panel, the Euroyen TIBOR Contributor Panel was comprised of 16 banks. The term “Euroyen” refers to Yen deposits maintained in accounts outside of Japan. Euroyen TIBOR is what Contributor Panel banks deem to be prevailing lending market rates between prime banks in the Japan Offshore Market as of 11:00 a.m. Tokyo time. Euroyen TIBOR is calculated by discarding the two highest and two lowest submissions, and averaging the remaining rates. The published rates, and each Contributor Panel bank’s submitted rates, are made available worldwide through electronic means and through a variety of information sources.

12. Because of the widespread use of LIBOR and other benchmark interest rates in financial markets, these rates play a fundamentally important role in financial systems around the world.

B.	Eurodollar and Euroyen Futures Contracts, and Interest Rate Swaps

13. Eurodollar futures contracts are traded on the Chicago Mercantile Exchange (“CME”), and are settled based on LIBOR. Eurodollar futures contracts are highly liquid, and each has a notional value of $1 million. A “Eurodollar” is a Dollar deposit with a bank outside of the United States. A Eurodollar futures contract is essentially the interest that would be paid on a Eurodollar deposit of $1 million for a term of three months. Prior to the settlement date, the price of a 3-month Eurodollar futures contract is an indication of the market’s prediction of the 3-month Dollar LIBOR on its settlement date. The actual settlement price of a 3-month contract is calculated as 100 minus the 3-month Dollar LIBOR on the settlement date. Most Eurodollar futures contracts settle on four quarterly International Monetary Market (“IMM”) dates, which are the third Wednesday of March, June, September, and December. The last trading days are the second London bank business day prior to the third Wednesday (i.e., usually Monday) in those months. In 2009, according to the Futures Industry Association, more than 437 million Eurodollar futures contracts were traded on the CME.

14. Euroyen futures contracts are also traded on the CME and other exchanges around the world, and are settled based on Euroyen TIBOR. A Euroyen futures contract is essentially the interest that would be paid on a Euroyen deposit of ¥100,000,000 for a term of three months. The actual settlement price of a 3-month contract is calculated as 100 minus the 3-month Euroyen TIBOR on the settlement date. Most contracts settle on the four quarterly IMM dates. From 2007 through 2011, according to the CME, more than 758,000 Euroyen TIBOR futures contracts were traded on the CME.

15. An interest rate swap (“swap”) is a financial derivative instrument in which two parties agree to exchange interest rate cash flows. If, for example, a party has a transaction in which it pays a fixed rate of interest but wishes to pay a floating rate of interest tied to a reference rate, it can enter into an interest rate swap to exchange its fixed rate obligation for a floating rate one. Commonly, for example, Party A pays a fixed rate to Party B, while Party B pays a floating interest rate to Party A indexed to a reference rate like LIBOR. There is no exchange of principal amounts, which are commonly referred to as the “notional” amounts of the swap transactions. Interest rate swaps are traded over-the-counter; in other words, they are negotiated in transactions between counterparties and are not traded on exchanges.

C.	UBS

16. UBS AG is a financial services corporation with headquarters located in Zurich, Switzerland. UBS AG has banking divisions and subsidiaries around the world, including in the United States, with its United States headquarters located in New York, New York and Stamford, Connecticut. One of its divisions is the Investment Bank, which operates through a number of legal entities including UBS Securities Japan Co., Ltd., – which is a wholly-owned subsidiary of UBS AG that engages in investment banking and wealth management. UBS employs derivatives traders throughout the world – including in Stamford, London, Zurich, and Tokyo – who trade financial instruments tied to LIBOR, Euribor and Euroyen TIBOR, including interest rate swaps and Eurodollar and Euroyen futures contracts (“derivatives traders”).1

17. UBS AG’s Group Treasury section is the part of UBS AG that monitors and oversees the financial resources of the entire bank, including the bank’s liquidity and funding.

[1]	The term “derivatives traders” includes traders on UBS’s Short-Term Interest Rates (“STIR”) and Rates desks. The STIR desks were responsible for the bank’s short-term funding and handled certain derivatives trades. The Rates desks traded longer-term interest rate products and generally had greater exposure to movements in LIBOR, Euribor and Euroyen TIBOR as compared to the STIR desks.

At all relevant times herein, Asset and Liability Management (“ALM”) is the part of the Investment Bank Division which managed the bank’s liquidity buffer and issuance of new commercial paper and certificates of deposit. Group Treasury provided guidance to ALM on funding issues. The head of ALM worked for the Investment Bank Division.

D.	UBS’s LIBOR, Euroyen TIBOR, and Euribor Submissions

18. At various times from at least 2001 through June 2010, certain UBS derivatives traders – whose compensation from UBS was directly connected to their success in trading financial products tied to LIBOR, Euroyen TIBOR and Euribor – directly or indirectly exercised improper influence over UBS’s submissions for those benchmark interest rates.

19. Up until September 1, 2009, UBS’s LIBOR submissions were made by UBS derivatives traders. On September 1, 2009, ALM took over the LIBOR submission process from the derivatives trading desks.2 This change was the result of a decision of UBS’s Compliance Department (“Compliance”), based on the conclusion that there was an inherent conflict of interest in having derivatives traders determine the daily benchmark submissions. Nevertheless, under this new policy, derivatives traders continued to provide input to ALM, which ALM submitters at times considered in determining UBS’s LIBOR and Euribor submissions. Each day, approximately 15 minutes before ALM made its LIBOR and Euribor submissions, derivatives traders in a given currency would input their assessment of LIBOR and Euribor changes into a shared spreadsheet. The ALM submitters then considered that input along with the previous day’s submission, but also factored in ALM’s knowledge of UBS’s cost of funds.

[2]	In October, 2009 ALM took over the Euribor submission process from the derivatives traders, and in January 2011, ALM took over the Euroyen TIBOR submission process.

II.

UBS’S MANIPULATION OF

LIBOR, EUROYEN TIBOR AND EURIBOR SUBMISSIONS

20. From as early as 2001 through at least June 2010, certain UBS derivatives traders requested and obtained benchmark interest-rate submissions which benefited their trading positions. These derivatives traders requested, and sometimes directed, that certain UBS LIBOR, Euroyen TIBOR, and Euribor submitters submit benchmark interest rate contributions that would benefit the traders’ trading positions, rather than rates that complied with the definitions of LIBOR, Euroyen TIBOR and Euribor. Those derivatives traders either requested or directed a particular LIBOR, Euroyen TIBOR or Euribor contribution for a particular tenor and currency, or requested that the rate submitter contribute a rate higher, lower, or unchanged for a particular tenor and currency. The derivatives traders made these requests in electronic messages, telephone conversations, and in-person conversations. The LIBOR, Euroyen TIBOR, and Euribor submitters regularly agreed to accommodate the derivatives traders’ requests and directions for favorable benchmark interest rate submissions.

A. Yen LIBOR and Euroyen TIBOR

21. The market for derivatives and other financial products linked to benchmark interest rates for the Yen is global and is one of the largest and most active markets for such products in the world. A number of these products are traded in the United States – such as the Euroyen TIBOR futures contract traded on the CME – in transactions involving U.S.-based counterparties. For example, a meaningful portion of the total value of the transactions entered into by UBS’s most successful Yen derivatives trader from 2007 through 2009 (“Trader-1”) involved U.S.-based counterparties.

22. Beginning in 2006, in Zurich, Tokyo, and elsewhere, several UBS employees engaged in sustained, wide-ranging, and systematic efforts to manipulate Yen LIBOR and, to a lesser extent, Euroyen TIBOR, to benefit UBS’s trading positions. This conduct encompassed hundreds of instances in which UBS employees sought to influence benchmark rates; during some periods, UBS employees engaged in this activity on nearly a daily basis. In furtherance of these efforts to manipulate Yen benchmarks, UBS employees used several principal and interrelated methods, including the following:

a)	internal manipulation within UBS of its Yen LIBOR and Euroyen TIBOR submissions;

b)	use of cash brokers to influence other Contributor Panel banks’ Yen LIBOR submissions by disseminating misinformation; and

c)	efforts to collude directly with employees at other Contributor Panel banks, either directly or through brokers, in order to influence those banks’ Yen LIBOR submissions.

Details and examples of this conduct are set forth below.

1) Manipulation Within UBS of its Yen LIBOR and Euroyen TIBOR Submissions

a. Yen LIBOR

23. Instances of accommodating Yen derivatives traders’ requests dated back at least to 2002, when UBS’s Yen LIBOR submitter – later promoted to manage UBS’s Yen and Swiss Franc derivatives trading desks – occasionally accommodated his/her supervisor’s instruction for submissions to benefit the supervisor’s Yen derivatives trading positions.

24. The manipulation of Yen LIBOR submissions to benefit UBS derivatives traders’ positions began to occur far more frequently after July 2006, when UBS hired Trader-1, a Tokyo-based Yen derivatives trader. Beginning in September 2006, and continuing until soon before he left UBS in September 2009, Trader-1, and occasionally other UBS Yen derivatives traders, regularly requested that UBS Yen LIBOR submitters contribute LIBOR submissions to benefit their trading books. Trader-1 and his/her colleagues engaged in this conduct on the majority of total trading days during this more-than-three-year period.

25. For example, on Monday, November 20, 2006, Trader-1 asked the UBS Yen LIBOR submitter (“Submitter-3”), who was substituting for the regular submitter (“Submitter-1”) that day, “hi … [Submitter-1] and I generally coordinate ie sometimes trade if ity [sic] suits, otherwise skew the libors a bit.” Trader-1 went on to request, “really need high 6m [6-month] fixes till Thursday.” Submitter-3 responded, “yep we on the case there … will def[initely] be on the high side.” The day before this request, UBS’s 6-month Yen LIBOR submission had been tied with the lowest submissions included in the calculation of the LIBOR fix. Immediately after this request for high submissions, however, UBS’s 6-monthYen LIBOR submissions rose to the highest submission of any bank in the Contributor Panel and remained tied for the highest until Thursday – as Trader-1 had requested.

26. In early 2007, a new UBS Yen LIBOR submitter (“Submitter-2”) received training from Submitter-1, who was also a UBS manager and Yen derivatives trader. During that training, Submitter-2 was instructed that the primary factor in determining UBS’s Yen LIBOR submissions each day was the UBS Yen derivatives traders’ requests, which were to be accommodated. Submitter-2 followed that directive, and accommodated Trader-1 and other UBS Yen derivatives traders’ requests for LIBOR submissions through July 2009, when Submitter-2’s responsibilities at UBS changed.

27. From at least August 2007 and at various times through at least September 2009, the manager of one of the Yen derivatives trading desks in Tokyo exerted pressure on Yen LIBOR submitters to take derivatives traders’ positions into account when setting Yen LIBOR.

Yen derivatives traders routinely requested that the submitters contribute Yen LIBOR submissions to benefit their trading books, and the submitters, in accordance with the instructions from their superiors at UBS, accommodated derivatives traders’ requests.

28. An example of such an accommodation occurred on March 29, 2007, when Trader-1 asked Submitter-1, “can we go low 3[month] and 6[month] pls? … 3[month] esp.” Submitter-1 responded “ok”, and then the two had the following exchange by electronic chat:

Trader-1:	what are we going to set?

Submitter-1:	too early to say yet … prob[ably] .69 would be our unbiased contribution

Trader-1:	ok wd really help if we cld keep 3m low pls

Submitter-1:	as i said before – i [don’t] mind helping on your fixings, but i’m not setting libor 7bp away from the truth… i’ll get ubs banned if i do that, no interest in that.

Trader-1:	ok obviousl;y [sic] no int[erest] in that happening either … not asking for it to be 7bp from reality anyway any help appreciated[.]

Trader-1 received the help he requested. Although Submitter-1’s “unbiased contribution” of the 3-month Yen LIBOR submission would have been .69 that day, he lowered his/her submission to .67, as Trader-1 requested.

29. As another example, a series of electronic chats between March 12 and 17, 2008, demonstrates that Trader-1 caused UBS’s Yen LIBOR submission to move 3 basis points over a 5 day period. On Wednesday, March 12, 2008, Trader-1 asked Submitter-2 to raise the 3-month Yen LIBOR submission from the previous day’s .99 contribution, because “we have [$2 million] usd fix in 3[month] on Monday [March 17] per bp.”3 Submitter-2 responded: “with yesterdays

[3]	Although, as stated above, the term “fix” is often used to refer to the calculated and published benchmark rate, in the context of this chat, the trader’s “fix” refers to the settlement or “fixing” of derivatives trading positions. The reference to “usd” is to the monetary value of such settled positions, designated in U.S. Dollars.

..99 i was already on the very high side. i need to go down a touch lower on the back to what happened yesterday… thought about .97.” Trader-1 responded: “cool no chance of .98? anyway the actual fix is Monady [sic] [March 17] so that’s the key day.” 4 Although Submitter-2 had intended to drop his/her LIBOR contribution down to .97 on March 12, he instead raised his/her LIBOR submission to .98. The following day, he raised it again to .99, and on Monday, March 17, the following exchange occurred:

Trader-1:	been chatting with [your supervisor] … can we go … high 3[month] … obviously with the size of the fix today and confusion over levels if we could push it a bit more than usual it would be great

****

Submitter-2:	Friday fixed 3mt at 0.99

Trader-1:	thx [Submitter-2]

Submitter-2:	shall I go fro [sic] 1%?

Trader-1:	pls

Submitter-2:	ok will do

As promised, Submitter-2 contributed a Yen LIBOR submission of 1% that day, 3 basis points higher than where he had intended to submit a few days earlier.

30. In a March 28, 2008 electronic chat between Trader-1 and Submitter-2, Trader-1 was again successful in manipulating UBS’s LIBOR submission to benefit his trading positions:

Trader-1:	just for my guide [Submitter-2] roughly wher are we going to set 3m and 6m?

Submitter-2:	3m0.92 6m 0.96

Trader-1:	can we go lower?

[4]	Monday, March 17, 2008 was a quarterly IMM date, on which trillions of dollars of swaps and futures contracts, in multiple currencies, were settled worldwide for a three-month period.

Submitter-2:	sure … dont think it will be that low though … but can do 090

****

Trader-1:	so can we set 6m at .94 too? … 6m is much more urgent … most urgent of the lot

****

Submitter-2:	i just put in 0.95 for 6mt

Trader-1:	ok … Thx

True to his/her agreement to accommodate Trader-1, Submittter-2 lowered UBS’s 3-month Yen LIBOR submission from .92 to .90, and lowered UBS’s 6-month submission from .96 to .95.

31. On some occasions, UBS Yen LIBOR submitters would also amend, if possible, previously submitted Yen LIBOR contributions to accommodate UBS’s trading positions. For example, in an April 4, 2008 electronic chat between Trader-1 and Submitter-2, the following exchange occurred:

Trader-1:	have you put the libors in?

Submitter-2:	y[es] … any changes?

Trader-1:	oh was going to ask high 6m if not too late

Submitter-2:	i input 95 … which is on the lower side

Trader-1:	ok is it too late to change? … if not no drama

Submitter-2:	i try to change it now but cannot guarantee if it gets accepted

*****

Submitter-2:	just cahnged [sic] it to 0.98

The UBS 6-month Yen LIBOR submission that day was indeed .98, 3 basis points higher than Submitter-2’s originally intended submission.

32. As another example, on June 29, 2009, Trader-1 contacted Submitter-2 by electronic chat, explaining that he had huge positions that day and asking, “can we [submit] 6 m libor high pls.” Submitter-2 stated that based on the information he had, he would submit a 6-month Yen LIBOR of .7150. Trader-1 responded by asking, “can we go 74 or 75 [meaning .74 or ..75] … we have [$2 million per basis point exposure] for the next week.” Submitter-2 agreed to accommodate this request, responding, “yes sure will. I go with .75 for you[.]” Thus, the submitter agreed to move his/her 6-month Yen LIBOR submission by 3.5 basis points that day to benefit the derivatives trader’s position.

b. Euroyen TIBOR

33. From in or around 2007 through 2009, on some occasions, UBS Yen derivatives traders also requested that UBS Euroyen TIBOR submitters contribute TIBOR submissions to benefit their trading positions. The TIBOR submitters’ manager, Submitter-1, routinely provided suggested TIBOR submissions based on the derivatives traders’ positions, and the TIBOR submitters relied upon this input.

34. For example, in a November 8, 2007 electronic chat, Submitter-1, who was also a UBS Yen derivatives trader, instructed the TIBOR submitter: “pls remind me tomorrow … we need to move the 1 mos tibor up … maybe +2 tomorrow … then 1 bp on each for a few days … swap guys having some fixings.” The TIBOR submitter responded “ok, noted”.

35. As another example, on July 23, 2009, Submitter-1 caused UBS’s Euroyen TIBOR submissions to decrease for a different improper purpose. On that day, Submitter-1 had the Euroyen TIBOR submitter drop UBS’s 3-month TIBOR submission by 4 basis points simply to damage Trader-1’s positions, and not because that is where he perceived Yen cash was trading.5 In an electronic chat with Trader-B at another Contributor Panel bank,6 Trader-1 explained how he would rectify the situation by manipulating TIBOR settings higher the following week:

[Submitter-1, who caused TIBOR to drop] hates me and is going to zurich … [his/her] last day is Friday … so [s/he] tried to screw my pos[ition] … next week we have control … so will try to get it back up … or rather will do it … monday goes back up

[5]	During this period, Trader-1 and Submitter-1 were rivals at UBS and had feelings of animosity towards one another.
[6]	Trader-1’s dealings with Trader-B are discussed further below.

Later that same day, in a separate electronic chat with a cash broker who handled transactions for Trader-1 (“Broker-A1”),7 Trader-1 described how he successfully reached out to the UBS TIBOR submitters to raise UBS’s 3-month submission back up:

Trader-1:	main thing is 3m tibor …. i went to meet the guys who set it today

Broker-A1:	you can asist there

Trader-1:	they just set where we ask

Broker-A1:	;-) perfect

c. The Role of UBS Managers

36. Certain UBS managers, and senior managers,8 were aware of the internal manipulation of Yen LIBOR and Euroyen TIBOR submissions by derivatives traders as described above. For example, Trader-1’s manager knew, at least as early as 2007, that internal pressure was placed on UBS Yen LIBOR submitters, and occasionally the Euroyen TIBOR submitters, to contribute submissions to benefit the Yen trading book. Further, certain Zurich-based

[7]	The role of cash brokers in the derivatives markets and money markets, along with Trader-1’s dealings with Broker-A1, are discussed further below.
[8]	The terms “senior manager” or “manager,” as used herein, do not include members of the board of directors, executive board, or executive management.

managers and more senior managers heading the derivatives desks in all currencies were informed of the pressure the Yen trading desk placed on the LIBOR submitters to contribute Yen LIBOR to benefit the traders’ positions.9

37. The majority of UBS Yen LIBOR and Euroyen TIBOR submitters, Yen derivatives traders, and their supervisors – as well as the more senior managers at UBS who were aware of this conduct – knew that the manipulation of Yen LIBOR and TIBOR submissions was inappropriate, yet continued to encourage, allow, or participate in this conduct. For example, Trader-1’s manager, a senior manager in the Investment Bank, the primary Yen LIBOR and TIBOR submitters, and other derivatives traders knew it is inappropriate, and contrary to the definition of LIBOR or TIBOR, to consider derivative trading positions when contributing LIBOR or TIBOR submissions. Indeed, in an October 9, 2008 email, Submitter-1 complained to several other managers that: “one of the things we signed up for when UBS agreed to join the fixing panel was the condition that fixing contributions shall be made regardless of trading positions.”

38. Because UBS’s Yen LIBOR submitters, derivatives traders, and their managers knew this conduct was improper, they tried to conceal the manipulation. For example, after an August 10, 2009 Trader-1 email request to lower 6-month Yen LIBOR, a LIBOR submitter (“Submitter-4”) complained to Trader-1’s manager that these requests should not be in writing. Moreover, Trader-1 would sometimes request that LIBOR submissions be moved in small increments over time to avoid detection.

39. Finally, and for the same reason, a UBS derivatives desk manager sought to obstruct the investigation into LIBOR manipulation. In December 2010, Submitter-4, the UBS

[9]	Internal communications during 2007 and 2008 also reflect managers’ continuing awareness of this conduct. Examples of such communications are discussed below in paragraphs 132 and 133.

derivatives desk manager who had supervised Submitter-2 in 2009, instructed Submitter-2 to lie when interviewed by UBS attorneys during the investigation into LIBOR manipulation. Among other things, the UBS manager instructed Submitter-2 to:

•	falsely claim that the UBS Yen trading desks did not have any derivative positions with exposure to Yen LIBOR;

•	avoid mentioning Trader-1;

•	falsely indicate that the Yen LIBOR submission process did not take into account trading positions;

•	falsely claim that they never moved the Yen LIBOR submissions to benefit the Yen trading desks;

•	falsely claim that when contributing Yen LIBOR submissions, UBS tried to be “as close to the market as possible.”

2) Use of Brokers to Manipulate Yen LIBOR

40. From at least 2007 and at various times through January 2010, two UBS Yen derivatives traders also used cash brokers to manipulate Yen LIBOR submissions by enlisting these brokers to disseminate misinformation to other Contributor Panel banks regarding Yen LIBOR.

41. Cash brokers track bids and offers of cash in the market and assist derivatives and money market traders in arranging transactions between financial institutions and other market participants. As a result of their positions as intermediaries, some of these brokers developed relationships with traders and LIBOR submitters at various Contributor Panel banks and often possessed knowledge of interbank money market activity. Accordingly, it is not unusual for LIBOR submitters to collect information from cash brokers regarding the availability and price of cash in the money markets and elsewhere. This information can influence the LIBOR submissions of Contributor Panel banks.

a. Use of Brokers to Disseminate Misinformation

42. Certain UBS Yen derivatives traders sought and received assistance from cash brokers by asking them to disseminate false market information to Yen LIBOR submitters at other Contributor Panel banks. In this way, recipients of such misinformation could be influenced, often unwittingly, to contribute Yen LIBOR submissions that benefited UBS Yen derivatives traders’ positions.

43. Trader-1 did a large volume of business in the Yen derivatives market, and he used brokers at several firms to help arrange his trades. Trader-1 also used some of those brokers, in different ways, as part of his scheme to manipulate Yen LIBOR. Trader-1 engaged in this conduct beginning in 2007, after discussing the strategy with his manager.

44. Trader-1 carried out one significant part of this scheme through his dealings with Brokerage-A. Trader-1 used Brokerage-A to broker derivative trades, and Broker-A1 serviced Trader-1’s account. Another broker at that firm, Broker-A2, distributed a daily email to the Contributor Panel banks, which included “SUGGESTED LIBORS” purporting to represent where that broker thought Yen LIBOR should be set that day based on his/her market knowledge and experience. Trader-1 used Broker-A1 to pass along requests to Broker-A2 to adjust these suggested LIBORs to benefit Trader-1’s trading positions. Broker-A2, at least on some occasions, accommodated these requests. Trader-1’s manager, who was well-aware of this manipulative tactic, later estimated that during one six-month period in 2007, this scheme was used on a daily basis and had a 50% to 60% success rate.

45. As an example, in a Wednesday, August 15, 2007 electronic chat, Trader-1 and Broker-A1 discuss Trader-1’s desire to raise the published 6-month Yen LIBOR fix:

Trader-1:	need to keep 6m up till tues then let it collapse

Broker-A1:	doing a good job so far … as long as the liquidity remains poor we have a better chance of bullying the fix[.]

46. The next day, Thursday, August 16, 2007, Trader-1 reiterated his need for a high 6-month Yen LIBOR fix:

Trader-1:	really really really need high 6m

Broker-A1:	yep think i realise that

****

Broker-A1:	yes mate, will make myself useful

That day, consistent with Trader-1’s request, Broker-A2 again raised his/her suggested LIBOR, this time by an additional 6.5 basis points, where it remained for several days.

47. Moreover, in a May 29, 2008 electronic chat, Trader-1 instructed Broker-A1 to “bring 3[-month LIBOR] down.” Broker-A1, acting as an intermediary for Broker A2, responded “[Broker-A2] had knocked 3m down small (already v low and says if it goes any further he will lose credibility).”

48. Further, in a May 12, 2009 electronic chat, Broker-A1 notified Trader-1 that “[Broker-A2] has moved 6m libor up another 1/2bp and [unchanged] for 3m and 1m down small.” Indeed, Broker-A2 modified his/her suggested LIBORs in precisely this fashion from the previous trading day.

49. These suggested LIBORs distributed from Brokerage A were influential; indeed, Broker-A2’s suggestions appear to have been wholly adopted by Yen LIBOR submitters at three other Contributor Panel banks during certain time periods. For example, of the 523 total trading days between January 1, 2008 and December 31, 2009, there were 308 days in which suggested Yen LIBOR in all 8 tenors listed in Broker-A2’s email were identical to those submitted by one Contributor Panel Bank (“Bank-E”). Further, there were many instances when Bank-E’s Yen LIBOR submissions for all 8 tenors changed identically each day with the changes in Broker-A2’ssuggested LIBORs, often matching the suggestions to 5 decimal points.

50. Trader-1 was aware that Broker-A2’s suggested LIBORs, when adjusted to benefit UBS’s derivatives desk’s positions, disseminated false information into the market. The following exchange occurred in an August 12, 2007 electronic chat between Broker-A1 and Trader-1:

Broker-A1:	like [Broker-A2] said to me last night, he can try and tweak [Suggested LIBORs] by a point or 2 when its flyiing [sic] but if he marks too far from the truth the banks tend to ignore him.

Trader-1:	ok no probs … any help is better than none!

51. Trader-1 also enlisted cash brokers to improperly influence other Contributor Panel banks’ Yen LIBOR submissions through telephone conversations between brokers and Yen LIBOR submitters at the other panel banks. For example, in a February 9, 2009 electronic chat, Trader-1 asked Broker-C to cause a colleague to suggest to other Contributor Panel banks to lower their LIBOR submissions by stating that the broker’s Yen accounts “look[ed] a little softer.” While requesting that Brokerage-C disseminate this misinformation, Trader-1 identified at least two other brokerage houses that also assisted him in manipulating Yen LIBOR, and indicated that he would reward brokers for this type of assistance:

Trader-1:	do you know your cash desk? … ie the guy who covers yen on your cash desk

Broker-C:	yes mate i do

Trader-1:	right from now on i need you to ask him a favour on the fixes … i will make sure it comes back to you … i already do it with [Brokerage-A] … basically can you ask him to broke 3m cash ie libor lower for me today … i will look after you off the back of it… i do that for [Brokerage-B] too … so emphasise the importance to you … just suggest it looks a little softer to his accounts

Broker-C:	ok mate i understand i will go and speak to him

Trader-1:	stuff like that … thanks mate … is very important to me today

After a five minute break, the two resumed their electronic chat:

Broker-C:	just spoke to them and they are on the case

Trader-1:	ok mate much appreciated

52. As another example, in a February 25, 2009 electronic chat, Trader-1 instructed Broker-B: “low 1m and 3m … we must keep 3m down … try for low on all of em.” Broker-B responded “ok ill do my best for those tday.” Trader-1 then asked Broker-B to arrange for a “massive” trade and Broker-B acknowledged that the trade would generate profits for him/her:

Trader-1:	we can do 150 [billion] 2 yrs bro both sides … ask [Trader-A210] … will that help?

Broker-B:	ok mate that will make us make budget for the month so massive yes

Later that morning, Broker-B had a recorded telephone conversation with the Yen LIBOR submitter at Bank-F (“Submitter-F”), requesting that the submitter lower Bank-F’s 3-month Yen LIBOR submission, as follows:

Broker-B	Could I ask you a small favor?

Submitter-F:	Yeah.

Broker-B:	Where are you going to set your Libor threes today?

Submitter-F:	Uh, same, .65.

Broker-B:	Is there any way you might be able to take it down [one basis point] cause I’m getting a big trade out of it? … I’m getting someone to do me a big trade if they said I can help ‘em sort of get Libors down a little bit today.

[10]	Trader-A2 was a Yen derivatives trader at Bank A.

Submitter-F had already entered the .65 3-month LIBOR submission on a form, which he had passed on to the Swiss Franc submitter sitting next to him. However, Submitter-F can be heard on the recorded conversation requesting the submitter next to him to lower Submitter-F’s 3-month Yen LIBOR submission from .65 to .64, pursuant to Broker-B’s request: “Yeah, okay. Could you make the threes .64 [    ]?” Bank-F’s 3-month LIBOR submission dropped from .65 to .64 that day, lowering the resulting LIBOR fix in favor of Trader-1’s positions.

53. As another example, in a March 31, 2009 electronic chat, Trader-1 asked Broker-C to help influence 9 of the 16 Contributor Panel banks by convincing them to lower their LIBOR submissions from the previous day, thus lower the resulting 1-month and 3-month Yen LIBOR fix:

Trader-1:	mate we have to get 1m and 3m down … 1m barely fell yesterday … real important

Broker-C:	yeah ok

Trader-1:	banks to have a go w in 1m are

Trader-1:	[Bank-F]

Trader-1:	[Bank-G]

Trader-1:	[Bank-H]

Trader-1:	[Bank-E]

Trader-1:	[Bank-I]

Trader-1:	[Bank-C]

Trader-1:	[Bank-A]

Trader-1:	[Bank-J]

Trader-1:	and [Bank-K]

Trader-1:	pls

Broker-C:	got it mate

That day, consistent with Trader-1’s request, 6 of the 9 Contributor Panel banks listed above lowered their 1-month Yen LIBOR submissions relative to the previous day, and the resulting published 1-month Yen LIBOR fix dropped by a full basis point from the day before.

54. As another example, in a March 19, 2009 electronic chat, Broker-B confirmed that he accommodated Trader-1’s request to influence Yen LIBOR submitters at other Contributor Panel banks:

Trader-1:	need low everything pls try really hard to get [Bank-D] down

****

Broker-B:	ok will try mate

Trader-1:	ok try for [Bank-D] and the japanese and [Bank-G] as priority … pls

Broker-B:	kkk

Trader-1:	thx … pls push really hard

48 minutes later, Broker-B resumed the chat, confirming that he had spoken to the banks:

Broker-B:	yes already had a word with a couple of them [Bank-D] and [Bank-A] said they should be lower … workin on [Bank-G] and [Bank-J]

55. Trader-1 also used brokers to disseminate misinformation through a technique known as “spoof bids,” whereby brokers, at Trader-1’s request, would describe a potential opportunity to engage in certain money market transactions to Contributor Panel banks in an attempt to influence those banks’ Yen LIBOR submissions. In truth, there was no intention of going through with the purported money market transactions, and the fictional bids were designed solely to influence Yen LIBOR. During a June 10, 2009 electronic chat, Trader-1 and Broker-B referred to this tactic when discussing efforts they would make that day to manipulate Yen LIBOR:

Trader-1:	LOW 1m … LOW 3m … HIGH 6m … 6m is important today mate … pls spoof bids

Broker-B:	rite ok mate … ill make a special effort

Later in the same chat, Broker-B remarked to Trader-1:

mate yur getting bloody good at this libor game … think of me when yur on yur yacht in monaco wont yu

b. UBS’s Use of Brokers as Conduits to Other Banks

56. On at least a few occasions, Trader-1 also used cash brokers as conduits to his counterpart traders at other Contributor Panel banks, enlisting the brokers to pass along Trader-1’s requests to move Yen LIBOR submissions to benefit UBS’s trading book. For example, in a May 21, 2009 electronic chat between Trader-1 and Broker-C, they stated:

Trader-1:	can you ask [Trader-A2] for a favour they moved 6m down 2bp yday … if they put it back up it would be great

Broker-C:	mate not sure if he does libors but i will investigate

Trader-1:	yeah i think he can ask a favour … it would really help me out … ask for me … tell him its for [Trader-1]

c. Compensation of Brokers

57. Trader-1 was considered the most successful Yen derivatives trader at UBS,11 and he compensated these brokers for their assistance in several ways: (1) by providing them with substantial amounts of business, thus generating fees or commissions; (2) by engaging in circular transactions (two equal and opposite transactions that canceled each other out) solely for the purpose of generating commissions for the brokers; and/or (3) by engineering a special compensation deal between UBS and a brokerage house.

[11]	Trader-1 generated approximately $40 million in profits for UBS in 2007, $80 million in 2008, and $116 million during the first 9 months of 2009 until he left UBS in September, 2009.

58. For example, Broker-A2 was compensated for assisting Trader-1 in manipulating Yen LIBOR by a special bonus, and other perks, as evidenced in an August 22, 2008 electronic chat:

Broker-A1:	think [Broker-A2] is your best broker in terms of value added :-)

Trader-1:	yeah … i reckon i owe him a lot more

Broker-A1:	he’s ok with an annual champagne shipment, a few [drinking sessions] with [his supervisor] and a small bonus every now and then.

d. Knowledge of Yen LIBOR Manipulation Through Cash Brokers

59. Trader-1’s use of brokers to manipulate Yen LIBOR was widely known among the traders on the UBS Yen trading desk from 2007 through 2009. In fact, the desk held daily morning meetings before LIBOR was set, in which Trader-1 commonly announced the direction in which he intended to manipulate Yen LIBOR that day.

60. After Trader-1 left UBS in September 2009, the more junior trader who replaced him had discussions with the manager of the Yen trading desk. Based on those discussions, the junior trader felt pressured to continue using brokers to manipulate Yen LIBOR through January 2010.

61. The LIBOR submitters, derivatives traders, and their managers knew this conduct was wrong and therefore attempted to avoid creating evidence of the manipulation. For example, after media reports regarding banks’ suspected manipulation of LIBOR, the manager of the Yen derivatives desk cautioned that they should avoid creating written records and should instead use cell phones when contacting brokers. Moreover, to avoid detection of their manipulation, UBS derivatives traders and brokers used coded language in communications to discuss the dissemination of misinformation to other Contributor Panel banks to influence the ultimate Yen LIBOR fix.

3) Efforts to Collude with Other Banks to Manipulate Yen LIBOR

62. From at least as early as January 2007 and at various times until at least approximately September 2009, Trader-1 communicated with derivatives traders at other Yen LIBOR Contributor Panel banks in an effort to manipulate Yen LIBOR to benefit his trading positions. Trader-1 requested that his counterpart traders at other Contributor Panel banks make requests to their respective Yen LIBOR submitters to contribute a particular LIBOR submission, or to move their submission in a particular direction (i.e., up or down). Trader-1 made these requests to his counterpart traders at other Contributor Panel banks on many occasions.

63. On February 2, 2007, Trader-1 described this method of manipulating LIBOR in an electronic chat with his counterpart Yen derivatives trader (“Trader-A1”) at another Contributor Panel bank (“Bank-A”):

Trader-1:	3[month] libor is too high cause I have kept it artificially high

Trader-A1:	how[?]

Trader-1:	being mates with the cash desks, [another Contributor Panel bank, (“Bank-C”)] and I always help each other out too.

Trader-A1:	that’s useful to know.

64. By April 2007, Trader-1 had requested Trader-A1 to solicit Bank-A LIBOR submitters to contribute submissions which benefited UBS’s Yen trading positions. For example, in an April 20, 2007 electronic chat, Trader-1 stated to Trader-A1:

I know I only talk to you when I need something but if you could ask your guys to keep 3m low wd be massive help as long as it doesn’t interfere with your stuff … tx in advance.

Approximately 30 minutes later Trader-1 and Trader-A1 had the following chat:

Trader-1:	mate did you manage to spk to your cash boys?

Trader-A1:	yes u owe me they are going 65 and 71

Trader-1:	thx mate yes I do … in fact I owe you big time

Approximately 45 minutes later, after checking to see if Bank-A lowered its 3-month Yen LIBOR submission to 65, Trader-1 sent the following message to Trader-A1:

Mate[y] they set 64! … that’s beyond the call of duty!

65. Trader-1 also occasionally requested his counterpart derivatives trader (“Trader-B”) at another Contributor Panel bank (“Bank-B”) to have Bank-B contribute Yen LIBOR submissions to benefit UBS’s Yen trading positions. For example, on May 21, 2009 Trader-1 asked Trader-B: “cld you do me a favour would you mind moving you 6m libor up a bit today, I have a gigantic fix.” Trader-B – who also sometimes acted as the Yen LIBOR submitter for Bank-B – responded “I can do that.” As promised, Trader-B raised Bank-B’s 6-month Yen LIBOR submission by 6 basis points that day.

66. Trader-1 also asked his counterpart derivatives trader (“Trader-C”) at a third Contributor Panel bank (“Bank-C”) to have Bank-C contribute Yen LIBOR submissions to benefit UBS’s Yen derivatives trading positions. For example, in a January 29, 2007 electronic chat with Trader-1, Trader-C asked: “[A]nything you need on libors today? High 6m would help me.” Trader-1 responded, “high 3m I’ll sort our 6m rate for you thanks.” As promised, Trader- 1 made a request to the UBS Yen LIBOR submitter for a high 6-month contribution.

67. As a final example, Trader-1 also contacted his counterpart derivatives trader (“Trader-D”) at a fourth Contributor Panel bank, (“Bank-D”), in an effort to influence Bank-D’s Yen LIBOR submissions in order to benefit UBS’s trading positions. For example, in a June 28, 2007 electronic chat with Trader-D, Trader-1 asked: “pls ask ur mate for high 6m mate … wd be really really grateful.” Trader-D responded: “will do, for the record he’s def not my ’mate’! … but I’ll [send him an electronic chat].” As requested, approximately 15 minutes later, Trader-D sent an electronic chat to the Bank-D Yen LIBOR submitter stating, “high 6m yen libor would be gd according to my brother!” The Yen LIBOR submitter responded, “WILL DO MY BEST.”

68. Trader-1 knew that coordinating with other Contributor Panel banks to manipulate Yen LIBOR was wrong. In a July 22, 2009 electronic chat with Broker-A1, Trader-1 described his plan to coordinate Yen LIBOR submissions with other Contributor Panel banks over the next few weeks while staggering drops in submissions so as to avoid detection:

Trader-1:	11th aug is the big date … i still have lots of 6m fixings till the 10th

****

Broker-A1:	if you drop your 6m dramatically on the 11th mate, it will look v fishy, especially if [Bank D] and [Bank B] go with you. I’d be v careful how you play it, there might be cause for a drop as you cross into a new month but a couple of weeks in might get people questioning you.

Trader-1:	don’t worry will stagger the drops … ie 5bp then 5bp

Broker-A1:	ok mate, don’t want you getting into sh it

Trader-1:	us then [Bank B] then [Bank D] then us then [Bank B] then [Bank D]

Broker-A1:	great the plan is hatched and sounds sensible

69. As early as February 2007, certain other UBS derivatives traders and submitters were aware of Trader-1’s use of other Contributor Panel banks to manipulate the resulting published Yen LIBOR fix. For example, in a February 15, 2007 electronic chat between Trader-1 and Submitter-1, the following exchange occurred:

Trader-1:	can we keep the fix down and let it jump tomorrow?

Submitter-1:	i’ve asked [submitter who is filling in] to keep it low today … tomorrow u tell me what u prefer

Trader-1:	ok if we can try to keep our move really really low wd be big help

Submitter-1:	we do our very best … but will probably fall out [of the middle-two quartiles of submissions averaged to determine the LIBOR fix] anyway

Trader-1:	ok you don’t have anyone you know anywhere else you can have a word with? as a favour?

Submitter-1:	got to pass i’m afraid…never having worked in london doesnt’ give me that edge; if i was [in the] same poz i’d ask you to have a word with [Bank-C] ;-)

Trader-1:	already done that … and [Bank-A]

Submitter-1:	good man

70. The following week, in a February 22, 2007 electronic chat, Trader-1 attempted to enlist Submitter-3 to contact other Contributor Panel banks to manipulate Yen LIBOR submissions to benefit UBS’s Yen derivatives book:

Trader-1:	ok hopefully we’ll get the fixings down

Submitter-3:	I try

Trader-1:	thanks do you have any contacts in ldn you can ask also? ie other cash traders?

Submitter-3:	other forward traders yes

Trader-1:	thx [Submitter-3] any help appreciated … if they set libors!

71. Certain UBS managers were also on notice of Trader-1’s communications with his counterpart traders and Yen LIBOR submitters at other Contributor Panel banks about obtaining favorable Yen LIBOR submissions. In a July 3, 2009 email, Trader-1’s manager, in an attempt to keep Trader-1 from leaving for another bank, lobbied other UBS managers to award a sizable bonus to Trader-1. In the email, Trader-1’s manager listed some of his attributes, such as “strong connections with Libor setters in London. This information is invaluable for the derivatives books.” This email was sent to a senior manager of the Investment Bank in Zurich, who forwarded it to derivatives desk managers, asking for their input. One manager replied:

[Trader-1] does also know some of the traders at other banks (from his London days) but personally I find it embarrassing when he calls up his mates to ask for favours on high/low fixings … it makes UBS appear to manipulate others to suit our position; what’s the legal risk of UBS asking others to move their fixing?

72. Despite these communications to UBS managers and senior managers, no one at UBS disciplined or even reprimanded Trader-1, and no one referred this matter to Compliance. Trader-1 continued working as a derivatives trader at UBS until he left on his own accord in September 2009.

B. Swiss Franc

1) Rounding

73. Starting at least as early as 2001, and continuing at least until September 1, 2009, on each trading day on which UBS had Swiss Franc trading positions, UBS’s Swiss Franc LIBOR submitters rounded UBS’s Swiss Franc LIBOR submissions to benefit UBS’s global Swiss Franc trading positions. UBS’s Swiss Franc LIBOR submissions were made by Swiss Franc derivatives traders in Zurich. Each day, the derivatives traders determined the Swiss Franc LIBOR submissions by primarily considering the general movement of Swiss National Bank (“SNB”) interest rates, UBS cash-flow transactions, and Swiss Franc futures contracts. The Swiss Franc LIBOR submitters then would round that proposed submission up or down by  1/4 to  1/2 a basis point to benefit the entire global Swiss Franc desk’s daily net position in the Swiss Franc LIBOR-related derivatives markets.

74. In a February 2005 email, a UBS client complained to the UBS Swiss Franc LIBOR submitter that it was apparent that UBS was submitting LIBOR contributions to benefit the bank’s own trading positions. In a responsive email to the complaining client, the UBS Swiss Franc LIBOR submitter did not deny this practice; rather, the submitter justified such conduct as follows:

[I]ts our natural right to reflect our interest in the libor fixing process based on our maturity schedule. Any other bank will do the same. In the case we overdo, we will fall off the fixing process anyway.

This email was also copied to a UBS senior manager.

2) Swiss Franc Derivatives Traders’ Requests

75. On a handful of occasions in between July 2006 and May 2007, a Zurich-based UBS Group Treasury employee asked the Swiss Franc LIBOR submitters to contribute LIBOR submissions to benefit his/her trading book of derivatives tied to Swiss Franc LIBOR. The UBS Swiss Franc LIBOR submitters responded favorably to these requests, except in two instances.

76. For example, on July 5, 2006, the Group Treasury employee asked the Swiss Franc LIBOR submitter, in Swiss German, “looking for high 1 month fix.” The LIBOR submitter responded, also in Swiss German, “no problem, will fix 1 month high.”

C. Pound Sterling

77. From at least as early as November 2007 and at various times through approximately July 2009, certain UBS Pound Sterling derivatives traders in London frequently submitted requests for favorable Pound Sterling LIBOR submissions to UBS’s LIBOR submitters. Indeed, LIBOR submitters often solicited these requests by asking the traders for their preferred Pound Sterling LIBOR settings. UBS Pound Sterling LIBOR submitters accommodated these requests on numerous occasions.

78. For example, in a May 27, 2009 electronic chat, a UBS Pound Sterling derivatives trader contacted the UBS LIBOR submitter, stating “need these libors to move higher.…” The LIBOR submitter indicated he would submit a higher LIBOR contribution that day to benefit the trader’s book, responding: “market is calling 6m fix today at 1.485 …. I will fix it at 1.505”. That day, the UBS 6-month Pound Sterling LIBOR submission was indeed 1.505, just as the LIBOR submitter had assured the derivatives trader.

79. The next day, May 28, 2009, the UBS Pound Sterling LIBOR submitter asked the same derivatives trader whether he wanted “any special libor fixings today?” The derivatives trader, apparently pleased with the prior day’s result, responded: “I would like to see fixings drift higher again … yesterday’s came in good.” The submitter responded that he would again accommodate the derivatives trader’s request, stating “ok fix 6m at 1.51” (i.e., .5 basis points higher than the previous day). That day, the UBS 6-month Pound Sterling LIBOR submission was indeed 1.51.

80. As another example, in a September 27, 2007 email, a UBS manager asked ALM why UBS’s Pound Sterling LIBOR submissions were particularly high that day. ALM responded that they had issued a “big forward” (i.e., a financial derivative, similar to a swap, that settles based on where LIBOR fixes on a particular day), and that “we’re trying to keep the fixing high to increase the first interest payment on that first fixing”.

81. This conduct – through which UBS Pound Sterling LIBOR submitters actively solicited derivatives traders for their LIBOR preferences and then accommodated such requests – was a routine feature of UBS’s LIBOR setting process. In keeping with such standard practice, on June 3, 2009, a submitter initiated an electronic chat with a Pound Sterling trader by apologizing and inquiring, “sorry forgot to ask [    ] any libor fixings today?”

82. These adjustments to UBS’s Pound Sterling LIBOR submissions were intended to benefit derivatives traders’ positions, and were unrelated to any legitimate money market transactions. For example, a June 17, 2009 electronic chat in which, as was typically the case, the LIBOR submitter solicited LIBOR preferences from the trader, contains the following exchange:

Submitter:	Hi libor fixings today?

Trader:	hmm … I’m hoping to see a high 3m fix

Submitter:	ok will fix at 26.5 but market expects 25

As the Sterling submitter indicated, UBS’s Pound Sterling LIBOR submission was 26.5, 1.5 basis points away from the submitter’s assessment of the market.

D. The Euro

83. From at least as early as September 2005 through approximately June 2010, certain UBS Euro derivatives traders occasionally requested that Euribor submitters contribute submissions to benefit the derivatives traders’ positions. UBS submitters often accommodated such requests.

84. For example, in an October 2, 2006 electronic chat between a UBS Euro derivatives trader and the UBS Euribor submitter, the submitter solicited the trader’s preference for that day’s submission, asking, “any special wishes for the fixing?” The trader responded, “I lose 120k of a received fix today … so low would be good.” The trader then indicated that his/her request for low Euribor applied to both the 3-month and 6-month tenors, to which the submitter responded, “ok we go 42 and 57.”

85. As a further example, in a June 25, 2009 internal UBS chat with 58 viewers, including UBS’s representative on the BBA FX Money Market Committee (“UBS’s BBA Representative”),12 the Euribor submitter solicited UBS derivatives traders for their submission

[12]

The BBA FX Money Market Committee consisted of representatives from the Contributor Panel banks, who met approximately once a month. According to the BBA, as to all currencies, the Committee was responsible for scrutinizing the LIBOR submissions, and the submission process, for discrepancies, and for developing the “best practice for bank reporting standards and adherence to those standards.” According to internal UBS memoranda, beginning in June, 2008, UBS’s BBA Representative had “overall responsibility for the integrity of the [LIBOR submission] process and for oversight and monitoring of the rates submitted by UBS.”

preferences, asking, “boys, we send the fixings in about 1hr, so let us know pls.” A derivatives trader immediately responded with, “low 6s high 12s …please.” The submitter responded, “noted”.

86. The UBS Euribor submitter and UBS’s BBA Representative knew this practice of submitting a Euribor contribution for the benefit of derivatives traders’ positions was inappropriate. Indeed, as noted above, UBS’s BBA Representative was tasked with monitoring such conduct to preserve the integrity of the submission process. Moreover, five minutes after the June 25, 2009 chat described in the previous paragraph, in a separate electronic chat between the Euribor submitter and UBS’s BBA Representative, UBS’s BBA Representative admonished: “JUST BE CAREFUL DUDE.” The submitter responded, “I agree we shouldn’t ve been talking about putting fixings for our positions on public chat.”

87. UBS’s Fall, 2009 transfer of responsibility for LIBOR and Euribor submissions to ALM did not prevent its derivatives traders from attempting to manipulate these benchmarks. For example, in a June 29, 2010 electronic chat between the former Euribor submitter – who was still an active UBS Euro derivatives trader – and another UBS Euro derivatives trader, they stated:

Former submitter:	u got 6mth fix position today?

Trader:	6mth fixing today? … nothing.

Former submitter:	ok, gonna set fixing 1bp higher on the 6s for the turn then.

Trader:	didn’t think you set it!

Former submitter:	i don’t but i give my opinion to the ALM desk … regarding change, higher/lower.

E. The U.S. Dollar

88. Internal UBS communications show that on two occasions, UBS U.S. Dollar derivatives traders in Stamford made requests for favorable Dollar LIBOR submissions to the UBS Dollar LIBOR submitters on the derivatives trading desk in Zurich.

89. Specifically, on Friday, December 14, 2007, a Stamford-based UBS U.S. Dollar derivatives trader emailed the UBS Dollar LIBOR submitters in London and Zurich, stating: “only one mission for the London crew on Monday. We need 3mo libor set low.” The LIBOR submitter did not accommodate the derivatives trader’s request.

90. In addition, on September 8, 2010, after an investigation of UBS’s LIBOR submissions was underway, a UBS Dollar derivatives trader in Stamford emailed another UBS Dollar derivatives trader who provided input to ALM’s Dollar LIBOR submitter in Zurich, requesting “0.125 lower than yesterday’s 3mth level we suggested.” In response, the derivatives trader who received this email did not accommodate this request and informed the trader that s/he should not send such a communication; the trader who had made the request to influence the LIBOR submission apologized because s/he knew that there was an ongoing investigation into UBS’s LIBOR submissions and that the email was inappropriate.

F. Implications of The Derivatives Traders’ Requests

91. When UBS derivatives traders made requests of UBS rate submitters in order to influence UBS’s benchmark interest rate submissions, and when the submitters accommodated those requests, the manipulation of the submissions affected the fixed rates on various occasions.

92. Likewise, when UBS derivatives traders influenced the submissions of other Contributor Panel banks – either by (1) seeking and receiving accommodations from their counterparts at such banks, or (2) influencing the submissions from other banks with assistance from cash brokers who disseminated misinformation in the marketplace – the manipulation of those submissions affected the fixed benchmark rates on various occasions.

93. Indeed, the purpose of this activity was to manipulate benchmark submissions from UBS and other banks to influence the resulting fixes and thus to have a favorable effect on the derivatives traders’ trading positions. Because traders’ compensation was based in part on the profit and loss calculation of the trading books, derivatives traders’ requests were intended to benefit their compensation as well.

94. Because of the high value of the notional amounts underlying derivatives transactions tied to LIBOR, Euroyen TIBOR and Euribor, even very small movements in those rates could have had a significant positive impact on the profitability of a trader’s trading portfolio, and a correspondingly negative impact on their counterparties’ trading positions.

95. UBS entered into interest rate derivatives transactions tied to LIBOR, Euroyen TIBOR and Euribor – such as derivatives, forward rate agreements, and futures – with counterparties to those transactions. Many of those counterparties were located in the United States. Those United States counterparties included, among others, asset management corporations, mortgage and loan corporations, and insurance companies. Those counterparties also included banks and other financial institutions in the United States or located abroad with branches in the United States.

96. In the instances when the published benchmark interest rates were manipulated in UBS’s favor due to UBS’s manipulation of its own or any other Contributor Panel bank’s submissions, that manipulation benefitted UBS derivatives traders, or minimized their losses, to the detriment of counterparties, at least with respect to the particular transactions comprising the trading positions that the traders took into account in making their requests to the rate submitters.

Certain UBS derivatives traders and rate submitters who tried to manipulate LIBOR, Euroyen TIBOR and Euribor submissions understood the features of the derivatives products tied to these benchmark interest rates; accordingly, they understood that to the extent they increased their profits or decreased their losses in certain transactions from their efforts to manipulate rates, their counterparties would suffer corresponding adverse financial consequences with respect to those particular transactions.

97. When the requests of derivatives traders for favorable LIBOR, Euroyen TIBOR and Euribor submissions were taken into account by the UBS rate submitters, UBS’s rate submissions were false and misleading. Those false and misleading LIBOR and Euroyen TIBOR contributions affected or tended to affect the price of commodities, including futures contracts. Moreover, in making and in accommodating these requests, the derivatives traders and submitters were engaged in a deceptive course of conduct in an effort to gain an advantage over their counterparties. As part of that effort: (1) derivatives traders and submitters submitted and caused the submission of materially false and misleading LIBOR, Euroyen TIBOR and Euribor contributions; and (2) derivatives traders, after initiating and continuing their effort to manipulate LIBOR, Euroyen TIBOR and Euribor contributions, negotiated and entered into derivative transactions with counterparties that did not know that UBS employees were often attempting to manipulate the relevant rate.

III.

DIRECTIONS BY UBS MANAGERS TO SUBMIT LIBOR

CONTRIBUTIONS IN ORDER TO AVOID REPUTATIONAL HARM

98. According to an August 10, 2007 BBA press release, LIBOR closely reflected the real rates of interest being used by the world’s large banks, and it reflected the actual rates at which banks borrowed money from each other.

99. Because a bank’s LIBOR contributions, even if they are not based entirely on actual money market transactions, should correspond to the cost at which the bank perceives that it can borrow funds in the relevant market, a bank’s LIBOR contributions may be viewed as an indicator of a bank’s creditworthiness. If a bank’s LIBOR contributions are relatively high, those submissions could suggest that the bank is paying more than others to borrow funds. Thus, a bank could be perceived to be experiencing financial difficulties because lenders were charging higher rates to that bank.

100. During 2007 and 2008, certain UBS managers and senior managers in Group Treasury and ALM directed that UBS LIBOR submitters should either “err on the low side” in determining UBS’s submissions or should make submissions that would be in “the middle of the pack” of the other Contributor Panel banks. Such directions were conveyed to submitters for multiple LIBOR currencies. The directions were issued, at least in significant part, because of concerns that if UBS submitted higher LIBOR rates relative to other banks, UBS could attract negative attention in the media; during some period of time, UBS personnel believed that such attention was unjustified. UBS sought to avoid negative media attention and, relatedly, sought to avoid creating an impression that it was having difficulty obtaining funds.13 The directions that

[13]	Thus, the directions were issued with the intent to influence UBS’s LIBOR submissions, rather than with the intent to affect the published LIBOR fix.

UBS managers issued to avoid such problems, to the extent they were motivated by reputational concerns, were inconsistent with the definition of LIBOR. Moreover, those directions influenced the formulation of UBS’s LIBOR submissions during some periods of time.

101. At least some at UBS recognized that during this period, the “pack” of Contributor Panel banks was not a reliable reference point for the bank’s LIBOR submissions, as is reflected in a September 22, 2008 electronic chat between an ALM employee and another UBS employee:

UBS Employee:	why is the [Investment Bank] cash curve for USD so much higher than Libor? offered 35bps above libor currently

ALM employee:	because the real cash market isn’t trading anywhere near Libor … Libors currently are even more ficticious than usual

UBS Employee:	isn’t libor meant to represent the rate at which banks lend to each other?

ALM employee:	that’s the theory … in practise, it’s a made up number … hence all the critisism it was getting a few months ago[14]

UBS Employee:	why do banks undervalue it in times like this?

ALM employee:	so as to not show where they really pay in case it creates headlines about that bank being desparate for cash … I suspect[15]

[14]	The media criticism of the Contributor Panel banks’ LIBOR submissions is discussed below.
[15]

The exchange then continued, reflecting the ALM employee’s view that LIBOR was particularly “fictitious,” at least in part, because of a substantial decline in interbank lending during the financial crisis:

UBS Employee:	crazy … when you think of how much cash references these libor rates and the banks don’t even have to show a tradable price

ALM employee:	yep … thing is – there is no such thing as a tradable price because there are no interbank term money market trades … we haven’t lent cash for longer than 1-day to any of our counterparties for months and months … so it is all hypothetical

A. The Direction to Err on the Low Side Issued in August 2007

102. On August 9, 2007, an ALM senior manager in Zurich sent an email directing U.S. Dollar and Euro LIBOR submitters at UBS to “err on the low side” compared to the LIBOR submissions of other Contributor Panel banks, in order to protect the bank’s reputation.

103. The events prompting this direction started on or about August 9, 2007, when UBS increased its overnight-rate U.S. Dollar LIBOR submission by an unusually high amount from the day before. A Bloomberg reporter contacted UBS to ask for comment on the increased submission and told UBS that the reporter intended to discuss the jump in connection with stories regarding the collapse of the commercial paper market. The reporter noted that UBS and another bank had been “hit the worst” and asked for an explanation. The reporter further indicated that this was a “huge story.”

104. The inquiry from the Bloomberg reporter caused concern, especially because UBS was scheduled to announce its quarterly results the following week. The UBS press office forwarded the email to a senior manager in Group Treasury observing: “Given that we are announcing our results next week this will need urgent attention.” The senior manager in Group Treasury was concerned about these events and asked the head of ALM in Zurich to look into the matter.

105. The head of ALM concluded that the UBS overnight rate LIBOR submission was in fact higher than it should have been. In addition, he was concerned that the public and press could interpret this high submission as an indication that the bank was having trouble funding itself, when in fact it was not. Accordingly, he determined that UBS should be submitting LIBORs “on the low side” relative to other panel banks’ submissions. This head of ALM memorialized this decision in an August 9, 2007 email to a senior manager in Group Treasury in Stamford, the manager of the derivatives trading desk that submitted the majority of UBS’s LIBOR contributions, and others. The email stated:

it is highly advisable to err on the low side with fixings for the time being to protect our franchise in these sensitive markets. Fixing risk and [profit and loss] thereof is secondary priority for now.16

[16]	The email’s reference to “fixing risk” and profit and loss reflect an awareness that others at UBS were manipulating LIBOR to benefit trading positions, as discussed above.

The next day, UBS dropped its overnight submission 50 basis points to 5.5.

106. From that point forward, in accordance with instructions contained in the same email from ALM, derivatives traders with experience trading in the short-term money markets coordinated with derivatives traders who were contributing UBS’s U.S. Dollar LIBOR submissions. Consistent with this new practice, the next day, August 10, 2007, a Zurich-based derivatives trader, who also traded in the U.S. Dollar short-term money markets (“Submitter Advisor-1”), advised the U.S. Dollar LIBOR submitter that, as to UBS’s LIBOR contribution that day, the “aim should really be to be on the lower side of range.” When the U.S. Dollar LIBOR submitter described his/her intended LIBOR contribution, Submitter Advisor-1 responded, “this seem probably a tad low right now, but recon that’s what we should try to be,” and added, “we just don’t want to give the market a wrong impression … we not struggling to get cash … so therefore don’t want to be on the highs of libors.”

107. Later that day, before leaving for vacation, the U.S. Dollar LIBOR submitter reminded his/her replacement to “Please remember to err on the low side.”17 A month later, on September 5, 2007, the U.S. Dollar LIBOR submitter informed a London-based senior manager in the Investment Bank: “we are fixing on the low side of all other banks in the libor panel in the 4 – 12 mo period by several bps … I can justify my fixings if asked … [As a] bank we are erring on the low side.”

[17]	This reminder was contained in an email which was also sent to a senior manager in London who headed the global derivatives trading desks.

108. During this period, the direction to “to err on the low side” of LIBOR submissions was well known to various derivatives traders, LIBOR submitters, and managers on the trading desks. The Zurich-based senior manager of the derivatives desks that submitted LIBOR contributions for all currencies interpreted this directive as applying to all currencies, not just U.S. Dollar; this manager also recognized that the purpose of such an “err on the low side” direction was to protect UBS’s image, so that the bank would avoid any appearance that it was uncreditworthy. Likewise, the manager of the Yen trading desk understood that this direction to submit low LIBOR contributions was issued by the senior manager of Group Treasury based in Stamford in order to make the bank appear more creditworthy, and that it applied to all currencies.

109. Trader-1 also understood that this direction came from UBS’s senior managers. In a September 5, 2007 electronic chat with a cash broker, Trader-1 complained about UBS’s low LIBOR submissions, stating: “[A]ll senior management … want to show the world we are the strongest bank with loads of liquidity. We’d lend at 0 US! Has been a lot of media focus on barclays libor fixes so they are paranoid.”

110. UBS’s LIBOR submissions continued to be “on the low side” into April 2008, when UBS was submitting its 3-month U.S. Dollar LIBOR contribution below the rates it was paying to obtain unsecured funding at that maturity, such as by issuing commercial paper.18 In an April 10, 2008 electronic chat between the senior manager heading ALM and a derivatives trader in London, the derivatives trader asked, “if we are [issuing commercial paper] at 2.81%

[18]	Commercial paper or “CP” is one way banks and other entities obtain unsecured short-term funding without borrowing in the interbank market. The issuance rate or “level” for commercial paper is the rate of interest paid to obtain such funding.

and that is 3m libor +10 … why aren’t we putting our 3m rate in at 2.81% for libors [?]” The ALM senior manager replied, “we should,” to which the trader replied, “but then [Group Treasury] will rip our boys a new one for being the highest bank in the poll.” Approximately five minutes later, the London derivatives trader engaged in an electronic chat with Submitter-Advisor-1 regarding UBS’s expected submission that day:

Derivatives trader:	can you tell me where you put our 3[month] fixing today please?

Submitter Advisor-1:	69.50 I believe I have suggested to [the U.S. Dollar submitter].

Derivatives trader:	can you raise money there? Would you lend there?

Submitter Advisor-1:	forget it.

111. After August 9, 2007, UBS’s LIBOR submissions remained generally in the lower half of the Contributing Panel banks’ contributions until April 2008.

B. The End of the “Err on the Low Side” Direction

114. On April 16, 2008, the Wall Street Journal reported that U.S. Dollar LIBOR Contributor Panel banks, including UBS, were routinely submitting inaccurately low LIBORs in order to make themselves appear more creditworthy. The next day, April 17, 2008, all of UBS’s U.S. Dollar LIBOR submissions rose substantially. For example, UBS’s 3-month U.S. Dollar submission rose by 9.5 basis points. That same day, the BBA announced that it would expel any banks from the Contributor Panel if it found that they were deliberately making inaccurate LIBOR submissions. The next day, UBS’s LIBOR submissions significantly rose again. For example, UBS’s 3-month U.S. Dollar submission rose by another 8.5 basis points, resulting in a total increase of 18 basis points in two days.19

[19]	Other banks also made higher LIBOR submissions after the April 16, 2008 article. The 3-month U.S. Dollar LIBOR fix rose by 8 basis points on April 17 and 9 basis points on April 18, 2008.

C. Submitting in the Middle of the Pack and Closer to CD/CP Issuance Levels

115. After the April 2008 Wall Street Journal article and the BBA announcement, the instruction to “err on the low side” was initially replaced with a new effort to make LIBOR submissions “in the middle of the pack” of the Contributing Panel banks. Thus, on April 17, 2008, Submitter Advisor-2 – who was tasked with advising the U.S. Dollar submitter each day – sent an email to the U.S. Dollar LIBOR submitter informing him/her that “the guidance I got from my management with regards to libors is that we should aim to be in the middle of the pack … ([Group Treasury] got on their back again as well).”

116. Immediately after this direction was issued on or about April 17, 2008, UBS’s LIBOR submissions were in the middle of the submissions of the Contributor Panel banks for the next several days.

117. Later internal communications within UBS discussed the reasons behind the “middle of the pack” directive. On May 21, 2008, a Wall Street Journal reporter asked UBS, by email, why back in mid-April UBS had been “paying 12 basis points for CP more than it was posting as a Libor quote?” The senior manager heading ALM forwarded a proposed answer to this question to the Group Treasury senior manager in Stamford, stating: “the answer would be ‘because the whole street was doing the same and because we did not want to be an outlier in the libor fixings, just like everybody else.’”

118. On April 22, 2008, several days after the middle of the pack directive was issued, a senior manager from Group Treasury in Stamford indicated that UBS should raise its U.S.

Dollar LIBOR submissions closer to the interest rates they were paying to obtain funds through issuing commercial paper and certificates of deposit (“CD”).20 During this time, while internal communications reflect that effort, such communications also indicate that UBS managers, senior managers, and others remained focused on where UBS’s LIBOR submissions fell relative to those of other banks and did not want UBS’s submissions to stand out by being too high. Thus, in an April 22, 2008 email from ALM to the senior manager heading the derivatives desks that submitted UBS’s LIBORs, and copying the U.S. Dollar submitter-advisors, ALM stated that the Stamford-based Group Treasury senior manager had “requested we fix our libors in $ a few bps higher going [forward] as we still fix below where we post issuance.… only [Bank-E] fixes lower than where they post issuance (same as UBS)… suggest we hike our fixings … and we will still not be the highest fixing.” Similarly, on May 13, 2008, Submitter-2 advised the U.S. Dollar submitter, “for now we don’t want to be the highest [Dollar LIBOR submitter].”

D. UBS’s Move Back to Middle of the Pack

119. In late May, 2008, as noted above, the media continued to question whether Contributor Panel banks were intentionally submitting LIBOR contributions below where they were actually obtaining cash. Also in late May, 2008, UBS’s BBA representative returned to UBS from a BBA meeting and reported his understanding that the BBA would allow banks to use CD/CP rates to determine LIBOR submissions. Soon thereafter, on June 2, 2008, ALM issued a direction to move U.S. Dollar LIBOR submissions closer to the bank’s CD and CP issuance levels. From that date until June 16, 2008, UBS’s LIBOR submissions in tenors of 3 months or longer shot up dramatically. Apparently, however, other banks did not take the same approach during this two-week period.

[20]	CD’s are another way that banks obtain short-term unsecured funding. On June 10, 2008 the BBA expanded the definition of LIBOR to include the interest rate that a Contributor Panel bank perceives it can obtain funds through “through primary issuance of interbank Certificates of Deposit.”

120. During the week of June 16, 2008, a Zurich-based UBS senior manager directed U.S. Dollar LIBOR submitters to lower their submissions over the next three days “to get in line with the competition” because, by contributing LIBOR submissions closer to CD and CP issuance levels, UBS was becoming an outlier relative to other Contributor Panel banks. In an electronic chat that occurred on Tuesday, June 17, 2008, ALM and the short-term derivatives trader who advised the U.S. Dollar LIBOR submitter discussed this instruction in the following exchange:

Submitter Advisor-2:	just spoke to [the U.S. Dollar LIBOR submitter] … we are both fine … we will start lowering over the next few days to get to more or less middle of the pack … until further notice

ALM:	we should bring it down fast … so we are in line by Friday with the pack

Submitter Advisor-2:	tomorrow I will be around libor +11 in 1 yr … today we are at +16

ALM:	ok

Submitter Advisor-2:	we will get there by Friday

ALM:	and out to 6m you can be in line tomorrow

Submitter Advisor-2:	sure

121. As stated by Submitter Advisor-2, on June 18, 2008, UBS’s 3-month U.S. Dollar LIBOR submissions immediately dropped 5 basis points, to the “middle of the pack” of the Contributor Panel banks.21

[21]	On October 21, 2008, Submitter Advisor-2 became the U.S. Dollar LIBOR submitter.

122. From that time, and for approximately the next 10 months, UBS’s 3-month U.S. Dollar LIBOR submissions were identical to the published LIBOR fix, and largely consistent with the published LIBOR fix in the other tenors.

123. During this 10-month period, there were significant disruptions in the financial markets, affecting individual financial institutions in different ways. UBS also confronted its own challenges that were not the result of general conditions in the financial industry. For example, in the fall of 2008, UBS received almost $60 billion from the Swiss government and the Swiss National Bank and borrowed more than $77 billion from the Federal Reserve Bank. Further, on February 10, 2009, UBS announced an 8.1 billion CHF loss for the fourth quarter of 2008. Moreover, major credit-rating agencies downgraded UBS in July and December 2008. Despite these events, UBS’s LIBOR submissions remained in the middle of the pack during this turbulent 10-month period.

124. Communications reflecting this “middle of the pack” approach to formulating LIBOR submissions continued in late 2008 and early 2009. For instance, on October 9, 2008, Yen LIBOR Submitter-1 received an email asking: “Who in Group Treasury said we need LIBOR fixings within the outcome.” The Yen LIBOR submitter implemented this directive by submitting LIBOR contributions in such a way so as to not stand out from where other Contributor Panel banks were submitting. His/her understanding was that if s/he submitted a higher LIBOR contribution, it could have indicated that UBS had potential problems, which could pose a reputational risk to the bank. In fact, the Yen LIBOR submitter had been told by his supervisor to consider the bank’s submission relative to the submissions of other banks – absent a countervailing request from Trader-1, which would take precedence.

125. In an October 20, 2008 electronic chat with a cash broker, Trader-1 complained about UBS’s unchanging Yen LIBOR submissions, stating “we are under a lot of pressure from above to be close to the fix unfortunately.”

126. On December 11, 2008, before the U.S. Dollar LIBOR submitter went on vacation, the submitter sent an email instructing the back-up submitters that “[w]e want our fixings to be roughly in the middle of the pack.”

127. In early 2009, the Yen LIBOR submitter was warned by one of his/her supervisors to avoid submitting LIBORs too far away from the anticipated LIBOR fix; otherwise, the submitter would be required to provide an explanation for the variance. The LIBOR submitter understood that this was meant to deter submissions that attracted attention.

128. Another UBS Yen LIBOR submitter was told by his/her manager during the financial crisis that UBS’s Group Treasury wanted LIBOR submissions not to be too high because of how the bank would be perceived in the media. The submitter took this direction to mean that UBS’s LIBOR submissions should not be outliers relative to those of other Contributor Panel banks and that he should submit UBS’s LIBOR contributions within the anticipated middle of the eight submissions averaged to determine the resulting LIBOR fix. Accordingly, in an August 10, 2009 email, the Yen LIBOR submitter stated that UBS “will keep to the old guidelines of keeping close to the fixings and not being an outlier.” At the time, s/he did not feel as though s/he was in a position to deviate from this approach.

129. The directive to submit LIBOR contributions to be in the middle of the pack of other banks’ anticipated submissions was well known to certain LIBOR submitters and their managers. For example, the manager of UBS’s Swiss Franc derivatives trading desk understood that in 2008, UBS Group Treasury instituted a policy of submitting LIBORs for all currencies, including Swiss Franc, in the middle of the pack of other banks’ expected LIBOR submissions. S/he received this direction from the senior manager heading ALM, who in turn indicated that the direction came from the Stamford-based Group Treasury senior manager. The Zurich-based senior manager of all derivatives trading desks shared the understanding that this “middle of the pack” strategy applied to setting LIBORs in all currencies, including U.S. Dollar, Swiss Franc, Yen, Pound Sterling, and Euro.22

130. The senior manager heading ALM, LIBOR submitters for different currencies, and others at UBS knew that it was inappropriate to contribute LIBOR submissions for the purpose of avoiding negative attention in the press or in the markets.

131. In April 2009, ALM reinstated the directive of making LIBOR submissions closer to the bank’s CD and CP issuance levels, from which point UBS’s U.S. Dollar LIBOR submissions were generally above the published LIBOR fix until on or about September 1, 2009, when ALM took over the responsibility of submitting LIBORs for UBS. After that time, however, ALM continued to receive “market color” from the previous U.S. Dollar LIBOR submitter, who was also a derivatives trader.

[22]	Several internal communications suggest that this practice applied to Euroyen TIBOR submissions as well. For example, in a September 11, 2008 electronic chat between the head of the trading desk and the supervisor of the Euroyen TIBOR submitters, the trading supervisor explained that TIBOR submissions depended “on where others have them” and that UBS did not “wanna stick out from the crowd.”

E. Interference With Ongoing Efforts To Manipulate Yen Libor

132. On some occasions, the directions issued to “err on the low side” or to remain “in the middle of the pack” conflicted with the efforts of derivatives traders to manipulate LIBOR for the benefit of their trading positions, as described above. For example, in December 2007, Trader-1 wished to have UBS Yen LIBOR submitters increase the bank’s contribution to benefit his positions. As a result, the manager of the Yen trading desk emailed London-based senior managers in the Investment Bank, and asked:

How much pressure can we exert on [the Yen LIBOR submitter] to raise our 3[month] yen fixing over the next week? … Currently, we are in the bottom quartile [of the submitting banks], a move into the middle [where we can influence the resulting fix] is worth 500K… There is some reluctance on their part to move it higher as they are concerned about the reputational risks of putting in a high fix.

133. The following year, in the fall of 2008, Trader-1 wished to have the Yen LIBOR submitters manipulate Yen LIBOR contributions lower to benefit his derivatives trading positions. As a result, on October 8, 2008, Trader-1’s manager emailed the London-based senior manager heading derivatives trading globally, explaining the need to be accommodated:

We have a large tibor/libor position which loses if libors move higher. 4[million dollars per basis point].…Group treasury has informed [LIBOR submitters] to put all fixings in the middle of the pack. This has resulted in UBS personally contributing to a  1/2 bp higher fixing today. Last year [in 2007] when we wanted Libors higher, we were told our fixing had to be low to show UBS’s comparative strength.

The next day, Trader-1’s manager again asked for relief from the “middle of the pack” directive by emailing a senior manager in London and stating: “[W]e really need some co-operation on the yen libors from those who input. The [UBS Yen LIBOR submitters] we are in contact with wont move them down as someone (think its [a Group Treasury senior manager in Stamford]) says we need to be in the middle of the pack.” Trader-1’s manager, demonstrating his/her understanding that the “middle of the pack” directive applied to multiple currencies, asked: “[I]s it possible to get an exception for Yen?”

IV.

UBS’s ACCOUNTABILITY

134. UBS acknowledges that the wrongful acts taken by the participating employees in furtherance of the misconduct set forth above were within the scope of their employment at UBS. UBS acknowledges that the participating employees intended, at least in part, to benefit UBS through the actions described above. UBS acknowledges that due to this misconduct, UBS, including the UBS branches or agencies in the United States, have been exposed to substantial financial risk, and partly as a result of the penalties imposed by this non-prosecution agreement and under agreements reached with other government authorities, has suffered actual financial loss.

Appendix B

UNITED STATES DISTRICT COURT

DISTRICT OF CONNECTICUT

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –	X

UNITED STATES OF AMERICA	:

– v. –	:

UBS SECURITIES JAPAN CO., LTD.,	:

Defendant.	:

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –	X

PLEA AGREEMENT

The United States of America, by and through the Fraud Section of the Criminal Division of the United States Department of Justice (the “Fraud Section”), and UBS SECURITIES JAPAN CO., LTD. (“defendant” or “UBS Securities Japan”), by and through its undersigned attorneys, and through its authorized representative, pursuant to authority granted by UBS Securities Japan’s Board of Directors, hereby submit and enter into this plea agreement (the “Agreement”), pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms and conditions of this Agreement are as follows:

The Defendant’s Agreement

1. UBS Securities Japan agrees to waive indictment and plead guilty to a one-count criminal Information filed in the District of Connecticut charging UBS Securities Japan with wire fraud, in violation of Title 18, United States Code, Sections

1343 and 2. UBS Securities Japan further agrees to persist in that plea through sentencing and, as set forth below, to cooperate fully with the Fraud Section in its investigation into all matters related to the conduct charged in the Information.

2. UBS Securities Japan understands and agrees that this Agreement is between the Criminal Division of the Department of Justice and UBS Securities Japan and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Fraud Section will bring this Agreement and the cooperation of UBS Securities Japan, its direct or indirect affiliates, subsidiaries, and parent corporation, to the attention of other prosecuting authorities or other agencies, if requested by UBS Securities Japan.

3. UBS Securities Japan agrees that this Agreement will be executed by an authorized corporate representative. UBS Securities Japan represents that a resolution duly adopted by UBS Securities Japan’s Board of Directors is attached to this Agreement as Exhibit 1 and represents that the signatures on this Agreement by UBS Securities Japan and its counsel are authorized by UBS Securities Japan’s Board of Directors, on behalf of UBS Securities Japan.

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4. UBS Securities Japan agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

5. UBS Securities Japan agrees to abide by all terms and obligations of this Agreement as described herein, including, but not limited to, the following:

a.	to plead guilty as set forth in this Agreement;

b.	to abide by all sentencing stipulations contained in this Agreement;

c.	to appear, through its duly appointed representatives, as ordered for all court appearances, and obey any other ongoing court order in this matter;

d.	to commit no further federal crimes;

e.	to be truthful at all times with the Court;

f.	to pay the applicable fine and special assessment; and

g.	to work with its parent corporation, UBS AG, in fulfilling the obligations described in the undertakings given by UBS AG in connection with resolving investigations by the Department of Justice, the U.S. Commodity

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Futures Trading Commission (“CFTC”), the Swiss Financial Market Supervisory Authority (“FINMA”), and the Japanese Financial Services Authority (“JFSA”) attached to this Agreement as Exhibit 2.

6. UBS Securities Japan agrees that in the event UBS Securities Japan sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale(s) is/are structured as a stock or asset sale, merger, or transfer, UBS Securities Japan shall include in any contract for sale, merger, or transfer a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the obligations described in this Agreement.

7. UBS Securities Japan agrees to continue to cooperate fully with the Fraud Section, the Federal Bureau of Investigation (the “FBI”), and any other law enforcement or government agency designated by the Fraud Section in a manner consistent with applicable law and regulations. At the request of the Fraud Section, UBS Securities Japan shall also cooperate fully with foreign law enforcement authorities and agencies. UBS Securities Japan shall, to the extent consistent with the foregoing, truthfully disclose to the Fraud Section all factual information not protected by a valid claim of attorney-client

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privilege or work product doctrine protection with respect to the activities of UBS Securities Japan and its affiliates, its present and former directors, officers, employees, agents, consultants, contractors, and subcontractors, concerning all matters relating to (a) the manipulation of any benchmark interest rates, or (b) violations of United States laws concerning fraud or governing securities or commodities markets, about which UBS Securities Japan has any knowledge and about which the Fraud Section, the FBI, or any other law enforcement or government agency designated by the Fraud Section, or, at the request of the Fraud Section, any foreign law enforcement authorities and agencies, shall inquire. This obligation of truthful disclosure includes the obligation of UBS Securities Japan to provide to the Fraud Section, upon request, any non-privileged or non-protected document, record, or other tangible evidence about which the aforementioned authorities and agencies shall inquire of UBS Securities Japan, subject to the direction of the Fraud Section.

8. UBS Securities Japan agrees that any fine or restitution imposed by the Court will be due and payable within ten (10) business days of sentencing, and UBS Securities Japan will not attempt to avoid or delay payments. UBS Securities Japan further agrees to pay the Clerk of the Court for the United

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States District Court for the District of Connecticut the mandatory special assessment of $400 within ten (10) business days from the date of sentencing.

9. UBS Securities Japan agrees that if the defendant company, its parent corporation, or any of its direct or indirect affiliates or subsidiaries issues a press release or holds a press conference in connection with this Agreement, UBS Securities Japan shall first consult with the Fraud Section to determine whether (a) the text of the release or proposed statements at any press conference are true and accurate with respect to matters between the Fraud Section and UBS Securities Japan; and (b) the Fraud Section has no objection to the release or statement. Statements at any press conference concerning this matter shall be consistent with such a press release.

The Fraud Section’s Agreement

10. In exchange for the guilty plea of UBS Securities Japan and the complete fulfillment of all of its obligations under this Agreement, the Fraud Section agrees it will not file additional criminal charges against UBS Securities Japan or any of its direct or indirect affiliates, or subsidiaries, relating to (a) any of the conduct described in the Statement of Facts attached as Appendix A to the Non-Prosecution Agreement dated December 18, 2012 between the Fraud Section and UBS AG (“Appendix

6

A” to the “NPA”), or (b) information disclosed by UBS Securities Japan or UBS AG to the Fraud Section prior to the date of this Agreement relating to the manipulation of benchmark interest rates. This paragraph does not provide any protection against prosecution for manipulation of interest rates or any scheme to defraud counterparties to interest rate derivatives trades placed on its behalf in the future by UBS Securities Japan or by any of its officers, directors, employees, agents or consultants, whether or not disclosed by UBS Securities Japan pursuant to the terms of this Agreement. This Agreement does not close or preclude the investigation or prosecution of any natural persons, including any officers, directors, employees, agents, or consultants of UBS Securities Japan, who may have been involved in any of the matters set forth in the Information, Appendix A, or in any other matters.

Factual Basis

11. UBS Securities Japan is pleading guilty because it is guilty of the charge contained in the Information. UBS Securities Japan admits, agrees, and stipulates that the factual allegations set forth in the Information are true and correct, that it is responsible for the acts of its present and former officers and employees described in the Factual Basis For Plea attached hereto and incorporated herein as Exhibit 3, and that Exhibit 3 accurately reflects UBS Securities Japan’s criminal conduct.

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UBS Securities Japan’s Waiver of Rights,

Including the Right to Appeal

12. Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. UBS Securities Japan expressly warrants that it has discussed these rules with its counsel and understands them. Solely to the extent set forth below, UBS Securities Japan voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. Specifically, UBS Securities Japan understands and agrees that any statements that it makes in the course of its guilty plea or in connection with the Agreement are admissible against it for any purpose in any U.S. federal criminal proceeding if, even though the Fraud Section has fulfilled all of its obligations under this Agreement and the Court has imposed the agreed-upon sentence, UBS Securities Japan nevertheless withdraws its guilty plea.

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13. UBS Securities Japan knowingly, intelligently, and voluntarily waives its right to appeal the conviction in this case. UBS Securities Japan similarly knowingly, intelligently, and voluntarily waives the right to appeal the sentence imposed by the Court. In addition, UBS Securities Japan knowingly, intelligently, and voluntarily waives the right to bring any collateral challenge, including challenges pursuant to Title 28, United States Code, Section 2255, challenging either the conviction, or the sentence imposed in this case, including a claim of ineffective assistance of counsel. UBS Securities Japan waives all defenses based on the statute of limitations and venue with respect to any prosecution that is not time-barred on the date that this Agreement is signed in the event that: (a) the conviction is later vacated for any reason; (b) UBS Securities Japan violates this Agreement; or (c) the plea is later withdrawn, provided such prosecution is brought within one year of any such vacation of conviction, violation of agreement, or withdrawal of plea plus the remaining time period of the statute of limitations as of the date that this Agreement is signed. The Fraud Section is free to take any position on appeal or any other post-judgment matter.

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Penalty

14. The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 1343, if the violation affects a financial institution, is a fine of $1 million or twice the gross pecuniary gain or gross pecuniary loss resulting from the offense, whichever is greatest, Title 18, United States Code, Section 3571(c)(3), (d); five years’ probation, Title 18, United States Code, Section 3561(c)(1); and a mandatory special assessment of $400, Title 18, United States Code, Section 3013(a)(2)(B).

Sentencing Recommendation

15. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the Fraud Section and UBS Securities Japan have agreed to a specific sentence of a fine in the amount of $100 million and a special assessment of $400. The Parties agree that this $100 million fine and the $400 special assessment shall be paid to the Clerk of Court, United States District Court for the District of Connecticut, within ten (10) business days after sentencing. The Fraud Section and UBS Securities Japan have agreed that all or a portion of the fine may be paid by one or more related UBS entities, including UBS Securities Japan’s parent company, UBS AG, on behalf of UBS Securities Japan, consistent with UBS policy and practice. UBS Securities Japan acknowledges that no tax deduction may be sought in connection with the payment of this $100 million fine.

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16. The parties further agree, with the permission of the Court, to waive the requirement of a Pre-Sentence Investigation report pursuant to Federal Rule of Criminal Procedure 32(c)(1)(A)(ii), based on a finding by the Court that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power. The parties agree, however, that in the event the Court orders the preparation of a pre-sentence report prior to sentencing, such order will not affect the agreement set forth herein.

17. For purposes of sentencing, including but not limited to the Court’s consideration of the penalty set forth and proposed in Paragraph 15 above, UBS Securities Japan admits, agrees, and stipulates that the statements set forth in the Statement of Facts attached hereto and incorporated herein as Exhibit 4 are true and correct, that it is responsible for the acts of its present and former officers and employees described in Exhibit 4, and that Exhibit 4 accurately reflects UBS Securities Japan’s offense conduct.

18. This agreement is presented to the Court pursuant to Fed. R. Crim. P. 11(c)(1)(C). UBS Securities Japan understands that, if the Court rejects this Agreement, the Court

11

must: (a) inform the parties that the Court rejects the Agreement; (b) advise UBS Securities Japan’s counsel that the Court is not required to follow the Agreement and afford UBS Securities Japan the opportunity to withdraw its plea; and (c) advise UBS Securities Japan that if the plea is not withdrawn, the Court may dispose of the case less favorably toward UBS Securities Japan than the Agreement contemplated. UBS Securities Japan further understands that if the Court refuses to accept any provision of this Agreement, except paragraph 16 above, neither party shall be bound by the provisions of the Agreement.

19. In the event the Court directs the preparation of a Pre-Sentence Investigation report, the Fraud Section will fully inform the preparer of the pre-sentence report and the Court of the facts and law related to UBS Securities Japan’s case. Except as set forth in this Agreement, the parties reserve all other rights to make sentencing recommendations and to respond to motions and arguments by the opposition.

Breach of Agreement

20. UBS Securities Japan agrees that if it breaches this Agreement, commits any federal crime between the date of this Agreement and the expiration of the NPA, or has provided or provides deliberately false, incomplete, or misleading information in connection with this Agreement, the Fraud Section

12

may, in its sole discretion, characterize such conduct as a breach of this Agreement. In the event of such a breach, (a) the Fraud Section will be free from its obligations under the Agreement and may take whatever position it believes appropriate as to the sentence; (b) UBS Securities Japan will not have the right to withdraw the guilty plea; (c) UBS Securities Japan shall be fully subject to criminal prosecution for any other crimes that it has committed or might commit, if any, including perjury and obstruction of justice; and (d) the Fraud Section will be free to use against UBS Securities Japan, directly and indirectly, in any criminal or civil proceeding any of the information or materials provided by UBS Securities Japan pursuant to this Agreement, as well as the admitted Factual Basis For Plea and the Statement of Facts attached as Exhibits 3 and 4, respectively.

21. In the event of a breach of this Agreement by UBS Securities Japan, if the Fraud Section elects to pursue criminal charges, or any civil or administrative action that was not filed as a result of this Agreement, then:

b.	UBS Securities Japan agrees that any applicable statute of limitations is tolled between the date of UBS Securities Japan’s signing of this Agreement and the discovery by the Fraud Section of any breach by UBS Securities Japan plus one year; and

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c.	UBS Securities Japan gives up all defenses based on the statute of limitations (as described in Paragraph 13), any claim of pre-indictment delay, or any speedy trial claim with respect to any such prosecution or action, except to the extent that such defenses existed as of the date of the signing of this Agreement.

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Complete Agreement

22. This document states the full extent of the agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

AGREED:

FOR UBS Securities Japan Co., Ltd.:

Date: Dec 19, 2012	By:
Abby S. Meiselman, Esq.
Head of Litigation for the Americas Investment Bank

Date: Dec 19, 2012	By:
Gary R. Spratling, Esq.
David P. Burns, Esq.
Gibson, Dunn & Crutcher LLP

15

FOR THE DEPARTMENT OF JUSTICE, CRIMINAL DIVISION, FRAUD SECTION:

DENIS J. McINERNEY
Chief, Fraud Section
Criminal Division
United States Department of Justice

Date: Dec 19, 2012	By:
Daniel A. Braun
Deputy Chief, Fraud Section

Luke B. Marsh
Trial Attorney, Fraud Section

16

CORPORATE REPRESENTATIVE’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for UBS SECURITIES JAPAN CO., LTD. (“UBS Securities Japan”). I understand the terms of this Agreement and voluntarily agree, on behalf of UBS Securities Japan, to each of its terms. Before signing this Agreement, I consulted outside counsel for UBS Securities Japan. Counsel fully advised me of the rights of UBS Securities Japan, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of UBS Securities Japan, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I have been duly authorized by UBS Securities Japan to execute this Agreement on behalf of UBS Securities Japan.

Date: December 19, 2012

UBS SECURITIES JAPAN CO., LTD.

By:
Abby S. Meiselman, Esq.
Americas Head of Litigation
for the Investment Bank

CERTIFICATE OF COUNSEL

I am counsel for UBS SECURITIES JAPAN CO., LTD. (“UBS Securities Japan”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant UBS Securities Japan documents and have discussed the terms of this Agreement with UBS Securities Japan’s Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of UBS Securities Japan has been duly authorized to enter into this Agreement on behalf of UBS Securities Japan and that this Agreement has been duly and validly authorized, and when executed and delivered on behalf of UBS Securities Japan it will be a valid and binding obligation of UBS Securities Japan. Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the legal counsel of UBS Securities Japan. I have fully advised them of the rights of UBS Securities Japan, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To my knowledge, the decision of UBS Securities Japan to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: December 19, 2012	By:
Gary R. Spratling, Esq.
Gibson, Dunn & Crutcher LLP
Attorney for UBS Securities
Japan Co., Ltd.

EXHIBIT 1

Certificate of Corporate Resolutions

A copy of the executed Certificate of Corporate Resolutions is annexed hereto as “Exhibit 1.”

CERTIFICATE OF CORPORATE RESOLUTIONS

OF

UBS SECURITIES JAPAN CO., LTD.

At a duly held meeting on December 18, 2012, the Board of Directors (the “Board”) of UBS Securities Japan Co., Ltd. (the “Company”) resolved as follows:

WHEREAS, the Company, through its legal counsel, has been engaged in discussions with the United States Department of Justice, Criminal Division in connection with its investigation into potential criminal violations related to the London Interbank Offered Rate (“LIBOR”) and other benchmark interest rates (the “LIBOR Investigation”);

WHEREAS, the executive management of the Company, and its affiliates, and both internal and external legal counsel have reported to the Board the terms and conditions of a proposed resolution of the LIBOR Investigation;

WHEREAS, the Board has been advised by its legal counsel of the Information and a Plea Agreement, with appendices, as circulated to the Board on December 18, 2012 (collectively the “Plea Agreement”), including, but not limited to, the criminal fine payment; and

WHEREAS, the Board acknowledges that the Plea Agreement fully sets forth the Company’s agreement with the United States Department of Justice, Criminal Division with respect to criminal violations identified during the LIBOR Investigation and that no additional promises or representations have been made to the Company by any officials of the United States in connection with the disposition of the LIBOR Investigation, other than those set forth in the Plea Agreement.

This Board hereby RESOLVES that:

1.	The Board approves and agrees that it is in the best interest of the Company to enter the guilty plea provided for, and agrees to the other terms provided in the Plea Agreement with the United States Department of Justice in substantially the form and substance set forth in the form of Plea Agreement presented to this Board;

2.	The directors of the Company and legal counsel for the Company are hereby each individually authorized, empowered and directed, on behalf of the Company, to execute and deliver the Plea Agreement, substantially in such form as reviewed by this Board, with such changes as such directors or legal counsel may approve;

3.	The directors of the Company and legal counsel for the Company are hereby each individually authorized, empowered and directed to take any and all actions as may be necessary or appropriate, and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate to carry out and effectuate the purpose and intent of the foregoing resolution (including execution and delivery of any such agreement or document on behalf of the Company);

4.	Abby S. Meiselman, Managing Director and Head of Americas Investment Banking Litigation for UBS AG, or her delegate, be and hereby is authorized (i) to execute the Plea Agreement on behalf of the Company, with such modifications as she may approve, (ii) to act and speak on behalf of the Company, in any proceeding or as otherwise necessary, for the purpose of executing the Plea Agreement, including entry of a guilty plea in court on behalf of the Company, and (iii) to take further action as appears to her necessary or desirable to carry into effect the intent and purpose of the foregoing resolution; and

5.	All of the actions of the directors of the Company and legal counsel for the Company, which actions would have been within the scope of and authorized by the foregoing resolution except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved and adopted as actions on behalf of the Company; and

6.	The representative directors of the Company are individually authorized, empowered or directed, to provide to the United States Department of Justice, Criminal Division a certified copy of this resolution.

I hereby certify that the above is a true and accurate copy of the resolutions of the Board of the Company passed on December 18, 2012.

December 18, 2012

Zenji Nakamura
Representative Director and CEO
UBS Securities Japan Co., Ltd.

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EXHIBIT 2

Corporate Compliance Undertakings

Attached are the relevant excerpts of: (1) the agreements entered into by UBS Securities Japan’s parent, UBS AG, in resolving regulatory investigations in this matter with the United States Commodity Futures Trading Commission; and (2) the business improvement order that the JFSA imposed on UBS Securities Japan based on the JFSA’s investigation and findings relating to the attempted manipulation of submissions for Yen benchmark interest rates. The Swiss Financial Market Supervisory Authority (“FINMA”) will also be imposing compliance undertakings on UBS AG as part of the action that FINMA is taking based on its investigation of this matter. UBS Securities Japan will provide a copy, translation, or summary of those undertakings when such information is available. That document will then be attached to and incorporated in this exhibit.

If payment is to be made by electronic funds transfer, Respondents shall contact Linda Zurhorst or her successor at the above address to receive payment instructions and shall fully comply with those instructions. Respondents shall accompany payment of the CMP Obligation with a cover letter that identifies the paying Respondent and the name and docket number of this proceeding. The paying Respondent shall simultaneously transmit copies of the cover letter and the form of payment to the Chief Financial Officer, Commodity Futures Trading Commission, Three Lafayette Centre, 1155 21st Street, NW, Washington, D.C. 20581.

C.	Respondents and their successors and assigns shall comply with the following conditions and undertakings set forth in the Offer:

1.	PRINCIPLES[31]

i.	UBS agrees to undertake the following: (1) to ensure the integrity and reliability of its Benchmark Interest Rate Submission(s), presently and in the future; and (2) to identify, construct and promote effective methodologies and processes of setting Benchmark Interest Rates, in coordination with efforts by Benchmark Publishers, in order to ensure the integrity and reliability of Benchmark Interest Rates in the future.

ii.	UBS represents and undertakes that each Benchmark Interest Rate Submission by UBS shall be based upon a rigorous and honest assessment of information, and shall not be influenced by internal or external conflicts of interest, or other factors or information extraneous to any rules applicable to the setting of a Benchmark Interest Rate.

[31]	The following terms are defined as follows:

Benchmark Interest Rate: An interest rate for a currency and maturity/tenor that is calculated based on data received from market participants and published to the market on a regular, periodic basis, such as LIBOR and Euribor;

Benchmark Publisher: A banking association or other entity that is responsible for or oversees the calculation and publication of a Benchmark Interest Rate;

Submission(s): The interest rate(s) submitted for each currency and maturity/tenor to a Benchmark Publisher. For example, if UBS submits a rate for one month and three month U.S. Dollar LIBOR, that would constitute two Submissions;

Submitter(s): The person(s) responsible for determining and/or transmitting the Submission(s); and

Supervisor(s): The person(s) immediately and directly responsible for supervising any portion of the process of Submission(s) and/or any of the Submitter(s).

2.	INTEGRITY AND RELIABILITY OF BENCHMARK INTEREST RATE SUBMISSIONS

i.

DETERMINATION OF SUBMISSIONS: UBS shall determine its Submission(s) based on the following Factors, Adjustments and Considerations, unless otherwise prohibited by or contrary to an affirmative obligation imposed by any law or regulation, or the rules or definitions issued by a Benchmark Publisher. UBS’s transactions shall be given the greatest weight in determining its Submissions, subject to applying appropriate Adjustments and Considerations in order to reflect the market measured by the Benchmark Interest Rate.[32]

UBS shall determine its Submissions as described in these Undertakings within fourteen (14) days of the entry of this Order.

•	Factor 1 – UBS’s Borrowing or Lending Transactions Observed by UBS’s Submitters:

a.	UBS’s transactions in the market as defined by the Benchmark Publisher for the particular Benchmark Interest Rate;

b.	UBS’s transactions in other markets for unsecured funds, including, but not limited to, certificates of deposit and issuances of commercial paper; and

c.	UBS’s transactions in various related markets, including, but not limited to, Overnight Index Swaps, foreign currency forwards, repurchase agreements, futures and Fed Funds.

•	Factor 2 – Third Party Transactions Observed by UBS’s Submitters:

a.	Transactions in the market as defined by the Benchmark Interest Rate relevant to each of the Submission(s);

b.	Transactions in other markets for unsecured funds, including, but not limited to, certificates of deposit and issuances of commercial paper; and

c.	Transactions in various related markets, including, but not limited to, Overnight Index Swaps, foreign currency forwards, repurchase agreements, futures, and Fed Funds.

[32]	The rules used by Benchmark Publishers to determine Benchmark Interest Rates vary, may not be consistent with each other, and provide different levels of guidance as to how to make Submissions.

•	Factor 3 – Third Party Offers Observed by UBS’s Submitters:

a.	Third party offers to UBS in the market as defined by the Benchmark Publisher relevant to each of the Submission(s);

b.	Third party offers in other markets for unsecured funds, including, but not limited to, certificates of deposit and issuances of commercial paper, provided to UBS by interdealer brokers (e.g., brokers); and

c.	Third party offers provided to UBS in various related markets, including, but not limited to, Overnight Index Swaps, foreign currency forwards, repurchase agreements, and Fed Funds.

•	Adjustments and Considerations: All of the following Adjustments and Considerations may be applied with respect to each of the Factors above:

a.	Time: With respect to the Factors considered above, proximity in time to the Submission(s) increases the relevance of that Factor;

b.	Market Events: UBS may adjust its Submission(s) based upon market events, including price variations in related markets, that occur prior to the time at which the Submission(s) must be made to the Benchmark Publisher. That adjustment shall reflect measurable effects on transacted rates, offers or bids;

c.	Term Structure: As UBS applies the above Factors, if UBS has data for any maturity/tenor described by a Factor, then UBS may interpolate or extrapolate the remaining maturities/tenors from the available data;

d.	Credit Standards: As UBS applies the above Factors, adjustments may be made to reflect UBS’s credit standing and/or the credit spread between the market as defined by the Benchmark Publisher and transactions or offers in the related markets used in the Factors above. Additionally, UBS may take into account counterparties’ credit standings, access to funds, and borrowing or lending requirements, and third party offers considered in connection with the above Factors; and

e.	Non-representative Transactions: To the extent a transaction included among the Factors above significantly diverges in an objective manner from other transactions, and that divergence is not due to market events as addressed above, UBS may exclude such transactions from its determination of its Submission(s).

ii.	SUPERVISOR(S) REVIEW: Effective within fourteen (14) days of the entry of this Order, each daily Submission shall be reviewed by a Supervisor on a daily basis after the Submission(s) are made to the Benchmark Publisher.

iii.	QUALIFICATIONS OF SUBMITTER(S) AND SUPERVISOR(S): All Submitter(s) shall have significant experience in the markets for the Benchmark Interest Rate to which they are submitting or a comparable market, but may designate less experienced parties, who routinely work under their supervision, to make Submission(s) during limited periods of absence. All Supervisors shall have significant experience in the markets for the relevant Benchmark Interest Rate or a comparable market. Submitters, Supervisors and any parties designated to make Submission(s) when the Submitter(s) are absent shall not be assigned to any derivatives trading desk, unit or division within UBS, or participate in derivatives trading other than that associated with UBS’s liquidity and liability management. The compensation of Submitter(s) and Supervisor(s) also shall not be directly based upon derivatives trading, other than that associated with UBS’s liquidity and liability management.

iv.	FIREWALLS: INTERNAL CONTROLS REGARDING IMPROPER COMMUNICATIONS AND SUBMISSIONS: UBS shall implement internal controls and procedures to prevent improper communications with Submitter(s) and Supervisor(s) regarding Submission(s) or prospective
Submission(s) to ensure the integrity and reliability of its Submission(s). Such internal controls and procedures shall include, but not be limited to:

•

The “firewalls” contemplated herein will be implemented through written policies and procedures that delineate proper and improper communications with Submitter(s) and Supervisor(s), whether internal or external to UBS. For these purposes, improper communications shall be any attempt to influence UBS’s Submission(s) for the benefit of any derivatives trading position (whether of UBS or any third party) or any attempt to cause UBS’s Submitter(s) to violate any applicable Benchmark Publisher’s rules or definitions, or Section 2 of these Undertakings; and

•	A requirement that the Submitter(s) shall not be located in close proximity to traders who primarily deal in derivatives products that reference a Benchmark Interest Rate to which UBS contributes any Submission(s). The two groups should be separated such that neither can hear the other.

v.	DOCUMENTATION: UBS shall provide the documents set forth below promptly and directly to the Commission upon request, without subpoena or other process, regardless of whether the records are held outside of the United States, to the extent permitted by law.

•	For each Submission, UBS shall contemporaneously memorialize, and retain in an easily accessible format for a period of five (5) years after the date of each Submission, the following information:

a.	The Factors, Adjustments and Considerations described in Section 2(i) above that UBS used to determine its Submission(s), including, but not limited to, identifying any non-representative transactions excluded from the determination of the Submission(s) and the basis for such exclusions, as well as identifying all transactions given the greatest weight or considered to be the most relevant, and the basis for such conclusion;

b.	All models or other methods used in determining UBS’s Submission(s), such as models for credit standards and/or term structure, and any adjustments made to the Submission(s) based on such models or other methods;

c.	Relevant data and information received from interdealer brokers used in connection with determining UBS’s Submission(s) including, but not limited to, the following:

•	Identification of the specific offers and bids relied upon by UBS when determining each Submission; and

•	The name of each company and person from whom the information or data is obtained;

d.	UBS’s assessment of “reasonable market size” for its Submission(s) (or any other such criteria for the relevancy of transactions to a Benchmark Interest Rate), to the extent that the rules for a Benchmark Interest Rate require that pertinent transactions considered in connection with Submission(s) be of “reasonable market size” (or any other such criteria);

e.	Information regarding market events considered by UBS in connection with determining its Submission(s), including, without limitation, the following:

•	The specific market announcement(s) or event(s); and

•	Any effect of such market event(s) on transacted rates, offers or bids in the relevant markets; and

f.	The identity of the Submitter(s) who made, and the Supervisor(s) who reviewed, the Submission(s).

•

For each Submission, UBS shall retain for a period of five (5) years after the date of each Submission, the following transactional data used by UBS to determine its Submission(s); the data shall be easily accessible and convertible into the Microsoft Excel file format; the data shall include, without limitation, the following to the extent known to UBS at the time of the Submission(s):

a.	Instrument;

b.	Maturity/tenor;

c.	Trade type (i.e., loan/deposit, placing/taking);

d.	Buy/sell indicator;

e.	Transaction date (in mmddyyyy format);

f.	Maturity date (in mmddyyyy format);

g.	Value date (in mmddyyyy format);

h.	Loan effective date;

i.	Customer number;

j.	Currency;

k.	Ticket ID;

l.	Timestamp;

m.	Counterparty A (buyer/bidder);

n.	Counterparty B (seller/offeror);

o.	Nominal/notional size of the transaction;

p.	Interest basis (360/365 day year);

q.	The fixed interest rate; and

r.	Any special or additional terms (e.g., a repurchase agreement or some form of “non-vanilla agreement”).

•

Transaction Records: UBS shall retain for a period of five (5) years trade transaction records and daily position and risk reports, including (without limitation) monthly and quarterly position and risk reports, related to the trading activities of Submitter(s) and traders who primarily deal in derivatives products that reference a Benchmark Interest Rate; the records and reports shall be easily accessible and convertible into the Microsoft Excel file format.

•	Requirement To Record Communications: UBS shall record and retain to the greatest extent practicable all of the following communications:

a.	All communications concerning the determination and review of the Submission(s); and

b.	All communications of traders who primarily deal in derivatives products that reference a Benchmark Interest Rate concerning trades, transactions, prices, or trading strategies pertaining to any derivative that references any Benchmark Interest Rate (or the supervision thereof).

The above communications shall not be conducted in a manner to prevent UBS from recording such communications;

Audio communications of Submitters and Supervisors shall be retained for a period of one (1) year. Audio communications of traders who primarily deal in derivatives products that reference a Benchmark Interest Rate, and who are located at least in the London, Zurich, Tokyo, and Stamford, Connecticut office of UBS, shall be retained for a period of six (6) months. Subject to a reasonable time to implement, UBS’s audio retention requirements pursuant to these Undertakings shall commence within a reasonable period after the entry of this Order and shall continue for a period of five (5) years thereafter;

All communications except audio communications shall be retained for a period of five (5) years; and

Nothing in these Undertakings shall limit, restrict or narrow any obligations pursuant to the Act or the Commission’s Regulations promulgated thereunder, including but not limited to Regulations 1.31 and 1.35, 17 C.F.R. §§ 1.31 and 1.35 (2012), in effect now or in the future.

vi.	MONITORING AND AUDITING:

•

Monitoring: UBS shall maintain or develop monitoring systems or electronic exception reporting systems that identify possible improper or unsubstantiated Submissions. Such reports will be reviewed on at least a weekly basis and, if there is any significant deviation or issues, the underlying documentation for the Submission shall be reviewed to determine whether the

Submission is adequately substantiated. If it is not substantiated, UBS shall notify its chief compliance officer(s) and the Benchmark Publisher;

•

Periodic Audits: Starting six (6) months from the date of the entry of this Order and continuing every six (6) months thereafter, unless an annual audit is scheduled at the same time, UBS shall conduct internal audits of reasonable and random samples of its Submission(s), the factors and all other evidence documenting the basis for such Submission(s), and communications of the Submitter(s) in order to verify the integrity and reliability of the process for determining Submission(s); and

•

Annual Audits By Third Party Auditors: Starting one (1) year from the date of the entry of this Order and continuing annually for four (4) additional years thereafter, UBS shall retain an independent, third-party auditor to conduct an audit of its Submission(s) and the process for determining Submission(s), which shall include, without limitation, the following:

a.	Reviewing communications of Submitter(s) and Supervisor(s);

b.	Interviewing the Submitter(s) and Supervisor(s), to the extent they are still employed by UBS;

c.	Obtaining written verification from the Submitter(s) and Supervisor(s), to the extent they are still employed by UBS, that the Submission(s) were consistent with this Order, the policies and procedures in place for making UBS’s Submission(s), and the definitions applicable to the Benchmark Interest Rate for which UBS made Submission(s); and

d.	A written audit report to be provided to UBS and the Commission (with copies addressed to the Commission’s Division of Enforcement (the “Division”)).

vii.	POLICIES, PROCEDURES AND CONTROLS: Within sixty (60) days of the entry of this Order, UBS shall develop policies, procedures and controls to comply with each of the specific Undertakings set forth above with the goal of ensuring the integrity and reliability of its Submission(s). In addition, UBS shall develop policies, procedures and controls to ensure the following:

•	The supervision of the Submission process;

•

That any violations of the Undertakings or any questionable, unusual or unlawful activity concerning UBS’s Submissions are reported to and investigated by UBS’s compliance or legal personnel and reported, as necessary, to authorities and the Benchmark Publishers;

•	The periodic but routine review of electronic communications and audio recordings of or relating to the Submission Process;

•

The periodic physical presence of compliance personnel on the trading floors of the Submitter(s) and/or traders who primarily deal in derivatives products that reference a Benchmark Interest Rate to observe and ensure compliance with these Policies, Procedures and Controls, which shall be conducted not less than monthly;

•	The handling of complaints concerning the accuracy or integrity of UBS’s Submission(s) including:

a.	Memorializing all such complaints;

b.	Review and follow-up by the chief compliance officer(s) or his designee of such complaints; and

•

The reporting of material complaints to the Chief Executive Officer and Board of Directors, relevant self-regulatory organizations, the relevant Benchmark Publisher, the Commission, and/or other appropriate regulators.

viii.	TRAINING: UBS shall develop training programs for all employees who are involved in its
Submission(s), including, without limitation, Submitters and Supervisors, and all traders who primarily deal in derivatives products that reference a Benchmark Interest Rate. Submitters and Supervisors shall be provided with preliminary training regarding the policies, procedures and controls developed pursuant to Section 2(vii) of these Undertakings. By no later than September 20, 2013, all Submitters, Supervisors and traders who primarily deal in derivatives products that reference a Benchmark Interest Rate shall be fully trained in the application of these Undertakings to them, as set forth herein. Thereafter, such training will be provided promptly to employees newly assigned to any of the above listed responsibilities, and again to all Submitters, Supervisors and traders who primarily deal in derivatives products that reference a Benchmark Interest Rate as part of UBS’s regular training programs. The training shall be based upon the individual’s position and responsibilities, and as appropriate, address the following topics:

•	The Undertakings set forth herein;

•	The process of making Submission(s);

•	The impropriety of attempting to influence the determination of UBS’s Submission(s);

•

The requirement to conduct all business related to UBS’s Submission(s) on UBS’s recorded telephone and electronic communications systems, and not on personal telephones or other electronic devices, as set forth in Section 2(v) of these Undertakings;

•

The requirement to conduct certain business related to derivatives products that reference a Benchmark Interest Rate on UBS’s recorded telephone and electronic communications systems, and not on personal devices or systems, as set forth in Section 2(v) of these Undertakings;

•	The policies and procedures developed and instituted pursuant to these Undertakings; and

•	The employment and other potential consequences if employees act unlawfully or improperly in connection with UBS’s Submission(s) or process for determining Submission(s).

ix.	REPORTS TO THE COMMISSION:

•

Compliance with Undertakings: Every four (4) months, starting 120 days from the entry of this Order, UBS shall make interim reports to the Commission, through the Division, explaining its progress towards compliance with the Undertakings set forth herein. Within 365 days of the entry of this Order, UBS shall submit a report to the Commission, through the Division, explaining how it has complied with the Undertakings set forth herein. The report shall attach copies of and describe the internal controls, policies and procedures that have been designed and implemented to satisfy the Undertakings. The report shall contain a certification from a representative of UBS’s Executive Management, after consultation with UBS’s chief compliance officer(s), that UBS has complied with the Undertakings set forth above, and that it has established policies, procedures and controls to satisfy the Undertakings set forth in the Order;

•

Submitter(s), Supervisor(s), and Heads of Appropriate Trading Desks: Within fourteen (14) days of the entry of this Order, or as soon as practicable thereafter, UBS shall provide, meet with and explain these Undertakings to all Submitters, Supervisors and the head of each trading desk that primarily deals in derivatives that reference a Benchmark Interest Rate. Within that same time frame, UBS shall provide to the Commission, through the Division, written or electronic affirmations signed by each Submitter, Supervisor, and head of each trading desk that primarily deals in derivatives that reference a Benchmark Interest Rate, stating that he or she has received and read the Order and Undertakings herein, and that he or she understands these Undertakings to be effective immediately; and

•

Disciplinary and Other Actions: UBS shall promptly report to the Commission, through the Division, all improper conduct related to any Submission(s) or the attempted manipulation or manipulation of a Benchmark Interest Rate, as well as any disciplinary action, or other law enforcement or regulatory action related thereto, unless de minimis or otherwise prohibited by applicable laws or regulations.

3.	DEVELOPMENT OF RIGOROUS STANDARDS FOR BENCHMARK INTEREST RATES

To the extent UBS is or remains a contributor to any Benchmark Interest Rate, UBS agrees to make its best efforts to participate in efforts by current and future Benchmark Publishers, other price reporting entities and/or regulators to ensure the reliability of Benchmark Interest Rates, and through its participation to encourage the following:

i.	METHODOLOGY: Creating rigorous methodologies for the contributing panel members to formulate their Submissions. The aim of such methodologies should be to result in a Benchmark Interest Rate that accurately reflects the rates at which transactions are occurring in the market being measured by that Benchmark Interest Rate;

ii.	VERIFICATION: Enforcing the use of those methodologies through an effective regime of documentation, monitoring, supervision and auditing, required by and performed by the Benchmark Publishers, and by the contributing panel members internally;

iii.	INVESTIGATION: Facilitating the reporting of complaints and concerns regarding the accuracy or integrity of Submissions to Benchmark Interest Rates or the published Benchmark Interest Rate, and investigating those complaints and concerns thoroughly;

iv.	DISCIPLINE: Taking appropriate action if, following a thorough confidential investigation, the Benchmark Publisher determines that a complaint or concern regarding the accuracy or integrity of a Submission or the published Benchmark Interest Rate has been substantiated;

v.	TRANSPARENCY: Making regular reports to the public and the markets of facts relevant to the integrity and reliability of each Benchmark Interest Rate. Such reports should include, but not be limited to, the following:

•

At the time each Benchmark Interest Rate is published, the Benchmark Publisher should display prominently whether each rate is based entirely on transactions in the market the rate is supposed to reflect, or whether it instead is based, in whole or in part, on other data or information;

•

The Benchmark Publisher also should make periodic reports regarding the number and nature of complaints and concerns received regarding the accuracy or integrity of Submissions or the published Benchmark Interest Rate while maintaining the anonymity of all those who have reported or are the subject of complaints and concerns;

•

The Benchmark Publisher should additionally make periodic reports regarding the results of all investigations into such complaints and concerns while maintaining the anonymity of all those involved in investigations that have not yet been completed; and

vi.	FORMULATION: Periodically examining whether each Benchmark Interest Rate accurately reflects the rate at which transactions are occurring in the market being measured (using the statistical method prescribed by that Benchmark Interest Rate), and evaluating whether the definition and instructions should be revised, or the composition of the panel changed;

Such examinations should include a rigorous mathematical comparison of transactions in the relevant market with the published Benchmark Interest Rate on the same day over a specified period, and a determination of whether any differences are statistically or commercially significant.

UBS shall report periodically, on at least a quarterly basis, to the Commission, through the Division, either orally or in writing, on its participation in such efforts, to the extent that such reporting is not otherwise prohibited by law or regulations, by the rules issued by Benchmark Publishers, or by nondisclosure agreements by and between UBS and Benchmark Publishers.

4.	COOPERATION WITH THE COMMISSION

i.

Respondents shall cooperate fully and expeditiously with the Commission, including the Division, and any other governmental agency in this action, and in any investigation, civil litigation, or administrative matter related to the subject matter of this action or any current or future Commission investigation related thereto. As part of such cooperation, Respondents agree to the following for a period of five (5) years from the date of the entry of this Order, or until all related investigations and litigation are concluded, including through the appellate review process, whichever period is longer:

•	Preserve all records relating to the subject matter of this proceeding, including, but not limited to, audio files, electronic mail, other documented communications, and trading records;

•	Comply fully, promptly, completely, and truthfully with all inquiries and requests for information or documents;

•	Provide authentication of documents and other evidentiary material;

•	Provide copies of documents within UBS’s possession, custody or control;

•

Subject to applicable laws and regulations, UBS will make its best efforts to produce any current (as of the time of the request) officer, director, employee, or agent of UBS, regardless of the individual’s location, and at such location that minimizes Commission travel expenditures, to provide assistance at any trial, proceeding, or Commission investigation related to the subject matter of this proceeding, including, but not limited to, requests for testimony, depositions, and/or interviews, and to encourage them to testify completely and truthfully in any such proceeding, trial, or investigation; and

•	Subject to applicable laws and regulations, UBS will make its best efforts to assist in locating and contacting any prior (as of the time of the request) officer, director, employee or agent of UBS;

ii.	UBS also agrees that it will not undertake any act that would limit its ability to cooperate fully with the Commission. UBS will designate an agent located in the United States of America to receive all requests for information pursuant to these Undertakings, and shall provide notice regarding the identity of such agent to the Division upon entry of this Order. Should UBS seek to change the designated agent to receive such requests, notice of such intention shall be given to the Division fourteen (14) days before it occurs. Any person designated to receive such request shall be located in the United States of America; and

iii.	UBS and the Commission agree that nothing in these Undertakings shall be construed so as to compel UBS to continue to contribute Submission(s)

related to any Benchmark Interest Rate. Without prior consultation with the Commission, UBS remains free to withdraw from the panel of contributors to any Benchmark Interest Rate.

5.	PROHIBITED OR CONFLICTING UNDERTAKINGS

Should the Undertakings herein be prohibited by, or be contrary to the provisions of any obligations imposed on UBS by any presently existing, or hereinafter enacted or promulgated laws, regulations, regulatory mandates, or the rules or definitions issued by a Benchmark Publisher, then UBS shall promptly transmit notice to the Commission (through the Division) of such prohibition or conflict, and shall meet and confer in good faith with the Commission (through the Division) to reach an agreement regarding possible modifications to the Undertakings herein sufficient to resolve such inconsistent obligations. In the interim, UBS will abide by the obligations imposed by the law, regulations, regulatory mandates and Benchmark Publishers’ rules and definitions. Nothing in these Undertakings shall limit, restrict or narrow any obligations pursuant to the Act or the Commission’s Regulations promulgated thereunder, including, but not limited to, Regulations 1.31 and 1.35, 17 C.F.R. §§ 1.31 and 1.35 (2012), in effect now or in the future.

6.	PUBLIC STATEMENTS

Respondents agree that neither they nor any of their successors and assigns, agents or employees under their authority or control shall take any action or make any public statement denying, directly or indirectly, any findings or conclusions in this Order or creating, or tending to create, the impression that this Order is without a factual basis; provided, however, that nothing in this provision shall affect Respondents’ (i) testimonial obligations, or (ii) right to take positions in other proceedings to which the Commission is not a party. Respondents and their successors and assigns shall undertake all steps necessary to ensure that all of their agents and/or employees under their authority or control understand and comply with this agreement.

D.	Partial Satisfaction: Respondents understand and agree that any acceptance by the Commission of partial payment of Respondents’ CMP Obligation shall not be deemed a waiver of their obligation to make further payments pursuant to this Order, or a waiver of the Commission’s right to seek to compel payment of any remaining balance.

The provisions of this Order shall be effective as of this date.

By the Commission.

(Provisional Translation)

December 16, 2011

Financial Services Agency

Administrative Actions against UBS Securities Japan Ltd and UBS AG,

Japan Branches

I.	UBS Securities Japan Ltd

The Securities and Exchange Surveillance Commission (SESC) conducted an inspection on UBS Securities Japan Ltd (hereinafter referred to as the “Company”), and found a violation of the Financial Instruments and Exchange Act (hereinafter referred to as the “FIEA”). On December 9, 2011, the SESC recommended to take administrative action against the Company.

On the basis of the violation, the FSA today issued the following administrative action against the Company based on Article 51 and Article 52 (1) of the FIEA.

1. Descriptions of the Recommendation

- Inappropriate actions related to Euroyen TIBOR (hereinafter referred to as “TIBOR”)

A yen rates trader at the Rates Department of the Fixed Income, Currencies and Commodities Division in the Company (at that time; hereinafter referred to as “Trader A”) had continuously conducted such approaches as requesting a person in charge of submitting the TIBOR rates of UBS AG, Tokyo Branch (hereinafter referred to as “Submitting Personnel”) to change its rates since around March 2007 at the latest, and also had continuously conducted such approaches as requesting persons in charge of submitting the TIBOR rates of other banks (hereinafter, including Submitting Personnel, referred to as “Submitting Personnel, etc.”) since around February 2007 at the latest, for the purpose of fluctuating TIBOR so as to give advantages to the Derivative Transactions related to yen rates that Trader A was conducting.

The actions conducted by Trader A are acknowledged to be seriously unjust and malicious, and could undermine the fairness of the markets, considering that three-month TIBOR is the underlying asset of Three-month Euroyen Futures listed on Tokyo Financial Exchange Inc., Trader A conducted transactions of Three-month Euroyen Futures on Tokyo Financial Exchange Inc., and TIBOR is a significantly important financial index as a basic interest rate when banks raise or lend money. Therefore, the aforementioned actions conducted by Trader A are acknowledged to have a serious problem from the viewpoints of the public interest and protection of investors.

Furthermore, Trader A had also continuously conducted inappropriate approaches, such as requesting to change the Yen-LIBOR rates that UBS group submitted, since around June 2007 at the latest.

The Company’s internal control system is also acknowledged to have a serious problem, since the approaches have been overlooked for long periods and no appropriate measures have been taken.

As mentioned above, i) Trader A is acknowledged to have conducted approaches against Submitting Personnel, etc. for Market Derivatives Transactions, which he was conducting under the Company’s proprietary trading legally defined as Financial Instruments Business, ii) the actions are acknowledged to be unjust and malicious, from the viewpoints of the public interest and protection of investors, and could undermine the fairness of the markets, iii) Trader A conducted approaches regarding not only TIBOR but also Yen-LIBOR, and iv) the Company’s internal control system is acknowledged to have a serious problem. Therefore, the Company’s actions are acknowledged to fall under Article 52, paragraph 1 (ix) of the Financial Instruments and Exchange Act, which stipulates “when a wrongful act or extremely unjust act has been conducted with regard to Financial Instruments Business, and when the circumstances are especially serious.”

2. Description of Administrative Actions

(1)	Business Suspension Order

Suspend the Company’s derivative transactions related to TIBOR and LIBOR from January 10 to January 16, 2012 (excluding transactions necessary for the termination of existing contracts, etc)

(2)	Business Improvement Order

(a)	Clarify the responsibility of the management and staff regarding the violation.

(b)	Secure strict compliance by all the management and staff members.

(c)	Take preventive measures against recurrence of the above-mentioned violations, including measures to improve the control environment for governance and business operation.

(d)	Submit a written report to the FSA on the implementation of (i) the above measures ((a) - (c)) by January 16, 2012, and (ii) (b) and (c) by March 30, 2012, every three months thereafter, and at any times as needed in consideration of the implementation status.

II.	UBS AG, Japan Branches

Based on the results of the inspection of UBS AG, Japan Branches (hereinafter referred to as the “Bank”) and the report it submitted, the Financial Services Agency (FSA) today took the following administrative actions against the Bank in order to ensure sound and appropriate business operations.

1. Reasons for the Administrative Actions

According to the on-site inspection (notification made on November 22, 2011) and a report submitted by the Bank pursuant to the provisions of Article 24(1) and Article 48 of the Banking Act, an employee of the Bank’s Tokyo branch has continuously received approaches from an employee of UBS Securities Japan Ltd, including requests regarding the TIBOR rate submission.

However, this was not reported to the Bank’s management team as an inappropriate practice, indicating that there are problems related to the internal control system.

2. Description of Administrative Actions

Orders based on Article 47(2) and (4) and Article 26(1) of the Banking Act.

(1)	Take the following measures to ensure sound and appropriate business operations.

(i)	Ensure thorough compliance with laws and regulations by executives and employees.

(ii)	Strengthen the internal control system.

(iii)	Formulate measures to prevent the recurrence of problems.

(2)	Submit a business improvement plan concerning (1) above and the matters described in the order for the submission of a report by January 31, 2012, and immediately implement the plan.

(3)	Following the implementation of (2) above, sum up the progress and implementation of the business improvement plan and the status of improvements through January 30, 2012, and report on the findings by the 15th day of the following month (1st report), and subsequently submit similar reports every three months by the 15th day of the respective following months, until the business improvement plan is completed.

Contact

Financial Services Agency

Tel +81-(0)3-3506-6000 (main)

Securities Business Division, Supervisory Bureau (ext. 3370, 3356)

Banks Division I, Supervisory Bureau (ext. 3751, 3398)

EXHIBIT 3

Factual Basis for Plea

1. The following Statement of Facts is incorporated by reference as part of the Plea Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and UBS SECURITIES JAPAN CO., LTD. (“UBS Securities Japan” or “UBSSJ”), and the parties hereby agree and stipulate that the following information is true and accurate. UBS Securities Japan, admits, accepts, and acknowledges that it is responsible for the acts of its predecessor company’s officers, employees, and agents as set forth below. Had this matter proceeded to trial, the Fraud Section would have proven beyond a reasonable doubt, by admissible evidence, the facts set forth below and alleged in the criminal Information. This evidence would establish the following, within the time period specified in the Information:

1. The predecessor of UBSSJ, which is also referred to herein as UBSSJ, was a wholly owned subsidiary of UBS AG. UBSSJ was based in Tokyo, Japan, and it engaged in investment banking and wealth management activities.

2. UBSSJ employed derivatives traders who entered into trades, on behalf of UBSSJ, with counterparties. The profitability of those trades was tied to movements in benchmark interest rates – including, specifically, (a) the London

1

Interbank Offered Rate (“LIBOR”) calculated for the Yen and (b) the Euroyen Tokyo Interbank Offered Rate (“TIBOR”). These Yen benchmarks are discussed at greater length in Exhibit 4, which is attached to the Agreement.

3. Derivatives traders who worked at UBSSJ (the “derivatives traders”) engaged in a scheme to defraud UBS’s counterparties by secretly manipulating Yen LIBOR and TIBOR.

4. They carried out this scheme by making efforts to manipulate: (a) the Yen LIBOR and TIBOR submissions that UBS transmitted to Thomson Reuters, which calculated and published LIBOR rates on behalf of the British Bankers Association and TIBOR rates on behalf of the Japanese Bankers Association; and (b) the Yen LIBOR submissions that other banks transmitted to Thomson Reuters.

5. Through those efforts, the Yen derivatives traders sought to influence, and on some occasions did influence, the published Yen LIBOR and TIBOR rates by providing false and misleading submissions to Thomson Reuters, which were then incorporated into the calculation of the final published rates. The derivatives traders engaged in this conduct in order to benefit their trading positions by maximizing their profits and minimizing their losses. As these derivatives traders understood, they could only achieve those goals at the expense of

2

their counterparties, whose trading positions would be affected to the same extent but in the opposite direction. The derivatives traders did not inform their counterparties that the traders were engaging in efforts to manipulate the Yen benchmarks to which the profitability of their trades was tied.

6. In light of the large notional values that form the basis for many derivatives trades, even small movements in the relevant benchmark rates can have a substantial impact on the profitability of trading positions.

7. To the extent that derivatives traders were able to manipulate a bank’s Yen LIBOR or TIBOR submissions, those submissions were false and misleading because they did not reflect the bank’s actual and honest assessment of what its submission should have been based on the applicable definitions of the benchmark rates.

8. The derivatives traders also entered into trades with counterparties after they had initiated, and while they planned to continue, their efforts to manipulate Yen LIBOR and TIBOR.

9. From the perspective of a counterparty, information that a derivatives trader on the opposite side of a trade was engaging in efforts to manipulate the benchmark rate to which the trade was tied was material. False and misleading Yen

3

LIBOR or TIBOR submissions that could affect the relevant published benchmark rate were also material from a counterparty’s perspective.

10. UBSSJ employees who participated in the conduct described above devised and carried out a deceptive scheme to defraud their counterparties, and to obtain money and property from their counterparties by means of materially false and fraudulent pretenses and representations, knowing that they were false and fraudulent when made and acting with fraudulent intent.

11. In furtherance of that scheme, on or about February 25, 2009, a derivatives trader employed by UBSSJ (referred to herein and in Exhibit 4 as “Trader-1”) engaged in an electronic chat with an employee of an interdealer brokerage firm (referred to herein and in Exhibit 4 as “Broker-B”). During the chat, Trader-1 asked Broker-B to help influence Yen LIBOR submitters at other banks to contribute submissions that would benefit Trader-1’s trading positions. In response, Broker-B indicated that he would do so. The chat was transmitted through, among other locations and facilities, a UBS server located in Stamford, Connecticut. Following the chat, Broker-B spoke by telephone with a Yen LIBOR submitter at a bank other than UBS (referred to herein and in Exhibit 4 as Submitter-F and Bank-F, respectively). During that call, Broker-B asked Submitter-F to

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alter the submitter’s contribution for Yen LIBOR for a particular maturity (or “tenor”) in a manner that was consistent with Trader-1’s request to Broker-B. Submitter-F acceded to Broker-B’s request by changing the Yen LIBOR contribution from Bank-F in that tenor. Bank-F’s LIBOR submissions were then transmitted to Thomson Reuters, which calculated and published the daily LIBOR rates and transmitted those rates electronically to locations around the world. As a result of the change in Bank-F’s submission that occurred because of these events, a published Yen LIBOR rate was affected.

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EXHIBIT 4

STATEMENT OF FACTS

1. The following Statement of Facts is incorporated by reference as part of the Plea Agreement between the United States Department of Justice, Criminal Division, Fraud Section (“Fraud Section”) and UBS SECURITIES JAPAN CO., LTD. (“UBS Securities Japan” or “UBSSJ”), and the parties hereby agree and stipulate that the following information is true and accurate. UBS Securities Japan, admits, accepts, and acknowledges that it is responsible for the acts of its predecessor company’s officers, employees, and agents as set forth below. Had this matter proceeded to a sentencing hearing, the Department would have proven, by the applicable standard of proof and by admissible evidence, the facts alleged below and set forth in the criminal Information. This evidence would establish the following:

I.

BACKGROUND

A.	LIBOR and Euroyen TIBOR

2. Since its inception in approximately 1986, the London Interbank Offered Rate (“LIBOR”) has been a benchmark interest rate used in financial markets around the world. Futures, options, swaps, and other derivative financial instruments traded in the over-the-counter market and on exchanges worldwide

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are settled based on LIBOR. The Bank of International Settlements has estimated that in the second half of 2009, for example, the notional amount of over-the-counter interest rate derivative contracts was valued at approximately $450 trillion. In addition, mortgages, credit cards, student loans, and other consumer lending products often use LIBOR as a reference rate.

3. LIBOR is published under the auspices of the British Bankers’ Association (“BBA”), a trade association with over 200 member banks that addresses issues involving the United Kingdom banking and financial services industries. The BBA defines LIBOR as:

The rate at which an individual Contributor Panel bank could borrow funds, were it to do so by asking for and then accepting inter-bank offers in reasonable market size, just prior to 11:00 [a.m.] London time.

This definition has been in place since approximately 1998.

4. LIBOR rates were initially calculated for three currencies: the United States Dollar, the British Pound Sterling, and the Japanese Yen. Over time, the use of LIBOR expanded, and benchmark rates were calculated for ten currencies, including the original three.

5. The LIBOR for a given currency is the result of a calculation based upon submissions from a panel of banks for that currency (the “Contributor Panel”) selected by the BBA.

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Each member of the Contributor Panel submits its rates every London business day through electronic means to Thomson Reuters, as an agent for the BBA, by 11:10 a.m. London time. Once each Contributor Panel bank has submitted its rate, the contributed rates are ranked. The highest and lowest quartiles are excluded from the calculation, and the middle two quartiles (i.e., 50% of the submissions) are averaged to formulate the resulting LIBOR “fix” or “setting” for that particular currency and maturity.

6. The LIBOR contribution of each Contributor Panel bank is submitted to between two and five decimal places, and the LIBOR fix is rounded, if necessary, to five decimal places. In the context of measuring interest rates, one “basis point” (or “bp”) is one-hundredth of one percent (0.01%).

7. Thomson Reuters calculates and publishes the rates each business day by approximately 11:30 a.m. London time. Fifteen maturities (or “tenors”) are quoted for each currency, ranging from overnight to twelve months. The published rates are made available worldwide by Thomson Reuters and other data vendors through electronic means and through a variety of information sources. In addition to the LIBOR fix resulting from the calculation, Thomson Reuters publishes each Contributor Panel bank’s submitted rates along with the names of the banks.

8. According to the BBA, each Contributor Panel bank must submit its rate without reference to rates contributed by

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other Contributor Panel banks. The basis for a Contributor Panel bank’s submission, according to a clarification the BBA issued in June 2008, must be the rate at which members of the bank’s staff primarily responsible for management of the bank’s cash, rather than the bank’s derivative trading book, consider that the bank can borrow unsecured inter-bank funds in the London money market. Further, according to the BBA, a Contributor Panel bank may not contribute a rate based on the pricing of any derivative financial instrument. In other words, a Contributor Panel bank’s LIBOR submissions should not be influenced by its motive to maximize profit or minimize losses in derivatives transactions tied to LIBOR.

9. The Contributor Panel for Japanese Yen (“Yen”) LIBOR from at least 2005 through 2010 was comprised of 16 banks, including UBS AG.

10. From at least 2005 until 2012, UBS AG was also a member of the Contributor Panel for the Euroyen Tokyo Interbank Offered Rate (“TIBOR”). TIBOR is a reference rate overseen by the Japanese Bankers Association (“JBA”), which is based in Tokyo, Japan. While UBS was a member of the panel, the Euroyen TIBOR Contributor Panel was comprised of 16 banks. The term “Euroyen” refers to Yen deposits maintained in accounts outside of Japan. Euroyen TIBOR is what Contributor Panel banks deem to be prevailing lending market rates between prime banks in the

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Japan Offshore Market as of 11:00 a.m. Tokyo time. Euroyen TIBOR is calculated by discarding the two highest and two lowest submissions, and averaging the remaining rates. The published rates, and each Contributor Panel bank’s submitted rates, are made available worldwide through electronic means and through a variety of information sources.

11. Because of the widespread use of LIBOR and other benchmark interest rates in financial markets, these rates play a fundamentally important role in financial systems around the world.

B.	Interest Rate Swaps and Euroyen Futures Contracts

12. An interest rate swap (“swap”) is a financial derivative instrument in which two parties agree to exchange interest rate cash flows. If, for example, a party has a transaction in which it pays a fixed rate of interest but wishes to pay a floating rate of interest tied to a reference rate, it can enter into an interest rate swap to exchange its fixed rate obligation for a floating rate one. Commonly, for example, Party A pays a fixed rate to Party B, while Party B pays a floating interest rate to Party A indexed to a reference rate like LIBOR. There is no exchange of principal amounts, which are commonly referred to as the “notional” amounts of the swap transactions. Interest rate swaps are traded over-the-counter; in other words, they are negotiated in transactions between counterparties and are not traded on exchanges.

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13. Euroyen futures contracts are traded on the Chicago Mercantile Exchange (“CME”) and other exchanges around the world, and are settled based on Euroyen TIBOR. A Euroyen futures contract is essentially the interest that would be paid on a Euroyen deposit of ¥100,000,000 for a term of three months. The actual settlement price of a 3-month contract is calculated as 100 minus the 3-month Euroyen TIBOR on the settlement date. Most Euroyen futures contracts settle on four quarterly International Monetary Market (“IMM”) dates, which are the third Wednesday of March, June, September, and December. The last trading days are the second London bank business day prior to the third Wednesday (i.e., usually Monday) in those months. From 2007 through 2011, according to the CME, more than 758,000 Euroyen TIBOR futures contracts were traded on the CME.

14. The market for derivatives and other financial products linked to benchmark interest rates for the Yen is global and is one of the largest and most active markets for such products in the world. A number of these products are traded in the United States – such as the Euroyen TIBOR futures contract traded on the CME – in transactions involving U.S.- based counterparties. For example, a meaningful portion of the total value of the transactions entered into by UBSSJ’s most successful Yen derivatives trader from 2007 through 2009 (“Trader-1”) involved U.S.-based counterparties.

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C.	UBS AG and UBS Securities Japan Co., Ltd.

15. UBS AG is a financial services corporation with headquarters located in Zurich, Switzerland. UBS AG has banking divisions and subsidiaries around the world, including in the United States, with its United States headquarters located in New York, New York and Stamford, Connecticut. One of its divisions is the Investment Bank, which operates through a number of legal entities including defendant UBS Securities Japan Co., Ltd. – which is a wholly-owned subsidiary of UBS AG that engages in investment banking and wealth management. UBS AG employs derivatives traders throughout the world – including in Stamford, London, Zurich, and Tokyo – who trade financial instruments tied to LIBOR and Euroyen TIBOR, including interest rate swaps and Euroyen futures contracts (“derivatives traders”).

D.	UBS’s LIBOR and Euroyen TIBOR Submissions

16. At various times from at least 2006 through June 2010, certain UBSSJ derivatives traders – whose compensation from UBSSJ was directly connected to their success in trading financial products tied to LIBOR and Euroyen TIBOR – directly or indirectly exercised improper influence over UBS’s submissions for those benchmark interest rates.

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II.

UBSSJ’S MANIPULATION

OF LIBOR AND EUROYEN TIBOR SUBMISSIONS

17. From as early as 2006 through at least June 2010, certain UBSSJ derivatives traders requested and obtained benchmark interest-rate submissions which benefited their trading positions. This conduct occurred frequently beginning in 2006, in Zurich, Tokyo, and elsewhere, when several UBSSJ employees engaged in sustained, wide-ranging, and systematic efforts to manipulate Yen LIBOR and, to a lesser extent, Euroyen TIBOR, to benefit UBSSJ’s trading positions. This conduct encompassed hundreds of instances in which UBS and UBSSJ employees sought to influence benchmark rates; during some periods, UBS and UBSSJ employees engaged in this activity on nearly a daily basis. In furtherance of these efforts to manipulate Yen benchmarks, UBS and UBSSJ employees used several principal and interrelated methods, including the following:

a)	internal manipulation of UBS’s Yen LIBOR and Euroyen TIBOR submissions;

b)	use of cash brokers to influence other Contributor Panel banks’ Yen LIBOR submissions by disseminating misinformation; and

c)	efforts to collude directly with employees at other Contributor Panel banks, either directly or through brokers, in order to influence those banks’ Yen LIBOR submissions.

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Details and examples of this conduct are set forth below.

A. Manipulation of UBS’s Yen LIBOR and TIBOR Submissions

1) Yen LIBOR

18. The manipulation of Yen LIBOR submissions to benefit UBSSJ derivatives traders’ positions began to occur frequently after July 2006, when UBSSJ hired Trader-1, a Tokyo-based Yen derivatives trader. Beginning in September 2006, and continuing until soon before he left UBSSJ in September 2009, Trader-1, and occasionally other of UBSSJ’s Yen derivatives traders, regularly requested that UBS’s Yen LIBOR submitters contribute LIBOR submissions to benefit their trading books. Trader-1 and his/her colleagues engaged in this conduct on the majority of total trading days during this more-than-three-year period.

19. These derivatives traders requested, and sometimes directed, that certain UBS LIBOR and Euroyen TIBOR submitters submit benchmark interest rate contributions that would benefit the traders’ trading positions, rather than rates that complied with the definitions of LIBOR and Euroyen TIBOR. Those derivatives traders either requested or directed a particular LIBOR and Euroyen TIBOR contribution for a particular tenor and currency, or requested that the rate submitter contribute a rate higher, lower, or unchanged for a particular tenor and currency. The derivatives traders made these requests in electronic messages, telephone conversations, and in-person conversations.

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The LIBOR and Euroyen TIBOR submitters regularly agreed to accommodate the derivatives traders’ requests and directions for favorable benchmark interest rate submissions.

20. For example, on Monday, November 20, 2006, Trader-1 asked the UBS Yen LIBOR submitter (“Submitter-3”), who was substituting for the regular submitter (“Submitter-1”) that day, “hi … [Submitter-1] and I generally coordinate ie sometimes trade if ity [sic] suits, otherwise skew the libors a bit.” Trader-1 went on to request, “really need high 6m [6-month] fixes till Thursday.” Submitter-3 responded, “yep we on the case there … will def[initely] be on the high side.” The day before this request, UBS’s 6-month Yen LIBOR submission had been tied with the lowest submissions included in the calculation of the LIBOR fix. Immediately after this request for high submissions, however, UBS’s 6-month Yen LIBOR submissions rose to the highest submission of any bank in the Contributor Panel and remained tied for the highest until Thursday – as Trader-1 had requested.

21. In early 2007, a new UBS Yen LIBOR submitter (“Submitter-2”) received training from Submitter-1, who was a UBS manager1 and Yen derivatives trader. During that training, Submitter-2 was instructed that the primary factor in

[1]	The terms “senior manager” or “manager,” as used herein, do not include members of the board of directors, executive board, or executive management.

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determining UBS’s Yen LIBOR submissions each day was the UBSSJ Yen derivatives traders’ requests, which were to be accommodated. Submitter-2 followed that directive, and accommodated Trader-1 and other UBSSJ Yen derivatives traders’ requests for LIBOR submissions through July 2009, when Submitter-2’s responsibilities at UBS changed.

22. From at least August 2007 and at various times through at least September 2009, the manager of one of the Yen derivatives trading desks in Tokyo exerted pressure on Yen LIBOR submitters to take derivatives traders’ positions into account when setting Yen LIBOR. Yen derivatives traders routinely requested that the submitters contribute Yen LIBOR submissions to benefit their trading books, and the submitters, in accordance with the instructions from their superiors at UBS, accommodated derivatives traders’ requests.

23. An example of such an accommodation occurred on March 29, 2007, when Trader-1 asked Submitter-1, “can we go low 3[month] and 6[month] pls? … 3[month] esp.” Submitter-1 responded “ok”, and then the two had the following exchange by electronic chat:

Trader–1:	what are we going to set?

Submitter–1:	too early to say yet … prob[ably] .69 would be our unbiased contribution

Trader–1:	ok wd really help if we cld keep 3m low pls

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Submitter–1:	as i said before – i [don’t] mind helping on your fixings, but i’m not setting libor 7bp away from the truth. . . i’ll get ubs banned if i do that, no interest in that.

Trader–1:	ok obviousl;y [sic] no int[erest] in that happening either … not asking for it to be 7bp from reality anyway any help appreciated[.]

Trader-1 received the help he requested. Although Submitter-1’s “unbiased contribution” of the 3-monthYen LIBOR submission would have been .69 that day, he lowered his/her submission to .67, as Trader-1 requested.

24. As another example, a series of electronic chats between March 12 and 17, 2008, demonstrates that Trader-1 caused UBS’s Yen LIBOR submission to move 3 basis points over a 5 day period. On Wednesday, March 12, 2008, Trader-1 asked Submitter-2 to raise the 3-month Yen LIBOR submission from the previous day’s .99 contribution, because “we have [$2 million] usd fix in 3[month] on Monday [March 17] per bp.”2 Submitter-2 responded: “with yesterdays .99 i was already on the very high side. i need to go down a touch lower on the back to what happened yesterday… thought about .97.” Trader-1 responded: “cool no

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Although, as stated above, the term “fix” is often used to refer to the calculated and published benchmark rate, in the context of this chat, the trader’s “fix” refers to the settlement or “fixing” of derivatives trading positions. The reference to “usd” is to the monetary value of such settled positions, designated in U.S. Dollars.

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chance of .98? anyway the actual fix is Monady [sic] [March 17] so that’s the key day.”3 Although Submitter-2 had intended to drop his/her LIBOR contribution down to .97 on March 12, he instead raised his/her LIBOR submission to .98. The following day, he raised it again to .99, and on Monday, March 17, the following exchange occurred:

Trader–1:	been chatting with [your supervisor] … can we go … high 3[month] … obviously with the size of the fix today and confusion over levels if we could push it a bit more than usual it would be great

* * * *

Submitter–2:	Friday fixed 3mt at 0.99

Trader–1:	thx [Submitter-2]

Submitter–2:	shall I go fro [sic] 1%?

Trader–1:	pls

Submitter–2:	ok will do

As promised, Submitter-2 contributed a Yen LIBOR submission of 1% that day, 3 basis points higher than where he had intended to submit a few days earlier.

25. In a March 28, 2008 electronic chat between Trader-1 and Submitter-2, Trader-1 was again successful in manipulating UBS’s LIBOR submission to benefit his trading positions:

Trader-1:	just for my guide [Submitter-2] roughly wher are we going to set 3m and 6m?

[3]	Monday, March 17, 2008 was a quarterly IMM date, on which trillions of dollars of swaps and futures contracts, in multiple currencies, were settled worldwide for a three-month period.

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Submitter–2:	3m0.92 6m 0.96

Trader–1:	can we go lower?

Submitter–2:	sure … dont think it will be that low though … but can do 090

* * * *

Trader–1:	so can we set 6m at .94 too? … 6m is much more urgent … most urgent of the lot

* * * *

Submitter–2:	i just put in 0.95 for 6mt

Trader–1:	ok … Thx

True to his/her agreement to accommodate Trader-1, Submittter-2 lowered UBS’s 3-month Yen LIBOR submission from .92 to .90, and lowered UBS’s 6-month submission from .96 to .95.

26. On some occasions, UBS Yen LIBOR submitters would also amend, if possible, previously submitted Yen LIBOR contributions to accommodate UBSSJ’s trading positions. For example, in an April 4, 2008 electronic chat between Trader-1 and Submitter-2, the following exchange occurred:

Trader–1:	have you put the libors in?

Submitter–2:	y[es] … any changes?

Trader–1:	oh was going to ask high 6m if not too late

Submitter–2:	i input 95 … which is on the lower side

Trader–1:	ok is it too late to change? … if not no drama

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Submitter–2:	i try to change it now but cannot guarantee if it gets accepted

* * * * *

Submitter–2:	just cahnged [sic] it to 0.98

The UBS 6-month Yen LIBOR submission that day was indeed .98, 3 basis points higher than Submitter-2’s originally intended submission.

27. As another example, on June 29, 2009, Trader-1 contacted Submitter-2 by electronic chat, explaining that he had huge positions that day and asking, “can we [submit] 6 m libor high pls.” Submitter-2 stated that based on the information he had, he would submit a 6-month Yen LIBOR of .7150. Trader-1 responded by asking, “can we go 74 or 75 [meaning .74 or .75] … we have [$2 million per basis point exposure] for the next week.” Submitter-2 agreed to accommodate this request, responding, “yes sure will. I go with .75 for you [.]” Thus, the submitter agreed to move his/her 6-monthYen LIBOR submission by 3.5 basis points that day to benefit the derivatives trader’s position.

2) Euroyen TIBOR

28. From in or around 2007 through 2009, on some occasions, UBSSJ Yen derivatives traders also requested that the TIBOR submitters contribute TIBOR submissions to benefit their trading positions. The TIBOR submitters’ manager, Submitter-1,

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routinely provided suggested TIBOR submissions based on the derivatives traders’ positions, and the TIBOR submitters relied upon this input.

29. For example, in a November 8, 2007 electronic chat, Submitter-1, who was also a UBS Yen derivatives trader, instructed the TIBOR submitter: “pls remind me tomorrow … we need to move the 1mos tibor up … maybe +2 tomorrow … then 1 bp on each for a few days … swap guys having some fixings.” The TIBOR submitter responded “ok, noted”.

30. As another example, on July 23, 2009, Submitter-1 caused UBS’s Euroyen TIBOR submissions to decrease for a different improper purpose. On that day, Submitter-1 had the Euroyen TIBOR submitter drop UBS’s 3-month TIBOR submission by 4 basis points simply to damage Trader-1’s positions, and not because that is where he perceived Yen cash was trading.4 In an electronic chat with Trader-B at another Contributor Panel bank,5 Trader-1 explained how he would rectify the situation by manipulating TIBOR settings higher the following week:

[Submitter-1, who caused TIBOR to drop] hates me and is going to zurich … [his/her] last day is Friday … so [s/he] tried to screw my pos[ition] … next week we have control … so will try to get it back up … or rather will do it … monday goes back up

[4]	During this period, Trader-1 and Submitter-1 were rivals at UBS and had feelings of animosity towards one another.
[5]	Trader-1’s dealings with Trader-B are discussed further below.

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Later that same day, in a separate electronic chat with a cash broker who handled transactions for Trader-1 (“Broker-A1”),6 Trader-1 described how he successfully reached out to the UBS TIBOR submitters to raise UBS’s 3-month submission back up:

Trader–1:	main thing is 3m tibor … i went to meet the guys who set it today

Broker–A1:	you can asist there

Trader–1:	they just set where we ask

Broker–A1:	;-) perfect

3) The Role of UBS and UBSSJ Managers

31. Certain UBS and UBSSJ managers, and senior managers, were aware of the internal manipulation of Yen LIBOR and Euroyen TIBOR submissions by derivatives traders as described above. For example, Trader-1’s manager knew, at least as early as 2007, that internal pressure was placed on UBS Yen LIBOR submitters, and occasionally the Euroyen TIBOR submitters, to contribute submissions to benefit the Yen trading book. Further, certain Zurich-based managers and more senior managers heading the derivatives desks in all currencies were informed of the pressure the Yen trading desk placed on the LIBOR submitters to contribute Yen LIBOR to benefit the traders’ positions.

[6]	The role of cash brokers in the derivatives markets and money markets, along with Trader-1’s dealings with Broker-A1, are discussed further below.

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32. Internal communications during 2007 and 2008 also reflect managers’ continuing awareness of this conduct. Beginning in the summer of 2007, managers at UBS issued and implemented directions intended to ensure that its LIBOR submissions did not attract negative attention in the media. Under these directions, LIBOR submitters – including but not limited to Yen LIBOR submitters – were to “err on the low side” and, later, to formulate submissions that would be in the “middle of the pack” of the Contributor Panel banks. These directions sometimes impeded the efforts to manipulate Yen LIBOR submissions to benefit derivatives traders’ positions. Managers were aware of this conflict. For example:

a) In December 2007, Trader-1 wished to have UBS Yen LIBOR submitters increase the bank’s contribution to benefit his positions. As a result, the manager of the Yen trading desk emailed London-based senior managers in the Investment Bank, and asked:

How much pressure can we exert on [the Yen LIBOR submitter] to raise our 3[month] yen fixing over the next week? … Currently, we are in the bottom quartile [of the submitting banks], a move into the middle [where we can influence the resulting fix] is worth 500K… There is some reluctance on their part to move it higher as they are concerned about the reputational risks of putting in a high fix.

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b) The following year, in the fall of 2008, Trader-1 wished to have the UBS Yen LIBOR submitters manipulate Yen LIBOR contributions lower to benefit his derivatives trading positions. As a result, on October 8, 2008, Trader-1’s manager emailed the London-based senior manager heading derivatives trading globally, explaining the need to be accommodated:

We have a large tibor/libor position which loses if libors move higher. 4[million dollars per basis point].…Group treasury[7] has informed [LIBOR submitters] to put all fixings in the middle of the pack. This has resulted in UBS personally contributing to a  1/2 bp higher fixing today. Last year [in 2007] when we wanted Libors higher, we were told our fixing had to be low to show UBS’s comparative strength.

The next day, Trader-1’s manager again asked for relief from the “middle of the pack” directive by emailing a senior manager in London and stating: “[W]e really need some co-operation on the yen libors from those who input. The [UBS Yen LIBOR submitters] we are in contact with wont move them down as someone (think its [a Group Treasury senior manager in Stamford]) says we need to be in the middle of the pack.”

[7]	Group Treasury is the section of UBS AG’s that monitors and oversees the financial resources of the entire bank, including the bank’s liquidity and funding.

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33. The majority of UBS Yen LIBOR and Euroyen TIBOR submitters, UBSSJ Yen derivatives traders, and their supervisors – as well as the more senior managers at UBS and UBSSJ who were aware of this conduct – knew that the manipulation of Yen LIBOR and TIBOR submissions was inappropriate, yet continued to encourage, allow, or participate in this conduct. For example, Trader-1’s manager, a senior manager in the Investment Bank, the primary Yen LIBOR and TIBOR submitters, and other derivatives traders knew it is inappropriate, and contrary to the definition of LIBOR or TIBOR, to consider derivative trading positions when contributing LIBOR or TIBOR submissions. Indeed, in an October 9, 2008 email, Submitter-1 complained to several other managers that: “one of the things we signed up for when UBS agreed to join the fixing panel was the condition that fixing contributions shall be made regardless of trading positions.”

34. Because UBS’s Yen LIBOR submitters, UBSSJ’s derivatives traders, and their managers knew this conduct was improper, they tried to conceal the manipulation. For example, after an August 10, 2009 Trader-1 email request to lower 6-month Yen LIBOR, a LIBOR submitter (“Submitter-4”) complained to Trader-1’s manager that these requests should not be in writing. Moreover, Trader-1 would sometimes request that LIBOR submissions be moved in small increments over time to avoid detection.

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35. Finally, and for the same reason, a UBS derivatives desk manager sought to obstruct the investigation into LIBOR manipulation. In December 2010, Submitter-4, the UBS derivatives desk manager who had supervised Submitter-2 in 2009, instructed Submitter-2 to lie when interviewed by UBS attorneys during the investigation into LIBOR manipulation. Among other things, the UBS manager instructed Submitter-2 to:

•	falsely claim that the UBS Yen trading desks did not have any derivative positions with exposure to Yen LIBOR;

•	avoid mentioning Trader-1;

•	falsely indicate that the Yen LIBOR submission process did not take into account trading positions;

•	falsely claim that they never moved the Yen LIBOR submissions to benefit the Yen trading desks;

•	falsely claim that when contributing Yen LIBOR submissions, UBS tried to be “as close to the market as possible.”

B.	Use of Brokers to Manipulate Yen LIBOR

36. From at least 2007 through January 2010, two UBSSJ Yen derivatives traders also used cash brokers to manipulate Yen LIBOR submissions by enlisting these brokers to disseminate misinformation to other Contributor Panel banks regarding Yen LIBOR.

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37. Cash brokers track bids and offers of cash in the market and assist derivatives and money market traders in arranging transactions between financial institutions and other market participants. As a result of their positions as intermediaries, some of these brokers developed relationships with traders and LIBOR submitters at various Contributor Panel banks and often possessed knowledge of interbank money market activity. Accordingly, it is not unusual for LIBOR submitters to collect information from cash brokers regarding the availability and price of cash in the money markets and elsewhere. This information can influence the LIBOR submissions of Contributor Panel banks.

1) Use of Brokers to Disseminate Misinformation

38. Certain UBSSJ Yen derivatives traders sought and received assistance from cash brokers by asking them to disseminate false market information to Yen LIBOR submitters at other Contributor Panel banks. In this way, recipients of such misinformation could be influenced, often unwittingly, to contribute Yen LIBOR submissions that benefited UBSSJ Yen derivatives traders’ positions.

39. Trader-1 did a large volume of business in the Yen derivatives market, and he used brokers at several firms to help arrange his trades. Trader-1 also used some of those brokers, in different ways, as part of his scheme to manipulate Yen LIBOR. Trader-1 engaged in this conduct beginning in 2007, after discussing the strategy with his manager.

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40. Trader-1 carried out one significant part of this scheme through his dealings with Brokerage-A. Trader-1 used Brokerage-A to broker derivative trades, and Broker-A1 serviced Trader-1’s account. Another broker at that firm, Broker-A2, distributed a daily email to the Contributor Panel banks, which included “SUGGESTED LIBORS” purporting to represent where that broker thought Yen LIBOR should be set that day based on his/her market knowledge and experience. Trader-1 used Broker-A1 to pass along requests to Broker-A2 to adjust these suggested LIBORs to benefit Trader-1’s trading positions. Broker-A2, at least on some occasions, accommodated these requests. Trader-1’s manager, who was well-aware of this manipulative tactic, later estimated that during one six-month period in 2007, this scheme was used on a daily basis and had a 50% to 60% success rate.

41. As an example, in a Wednesday, August 15, 2007 electronic chat, Trader-1 and Broker-A1 discuss Trader-1’s desire to raise the published 6-month Yen LIBOR fix:

Trader-1:	need to keep 6m up till tues then let it collapse

Broker-A1:	doing a good job so far … as long as the liquidity remains poor we have a better chance of bullying the fix[.]

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42. The next day, Thursday, August 16, 2007, Trader-1 reiterated his need for a high 6-month Yen LIBOR fix:

Trader-1:	really really really need high 6m

Broker-A1:	yep think i realise that

****

Broker-A1:	yes mate, will make myself useful

That day, consistent with Trader-1’s request, Broker-A2 again raised his/her suggested LIBOR, this time by an additional 6.5 basis points, where it remained for several days.

43. Moreover, in a May 29, 2008 electronic chat, Trader-1 instructed Broker-A1 to “bring 3[-month LIBOR] down.” Broker-A1, acting as an intermediary for Broker A2, responded “[Broker-A2] had knocked 3m down small (already v low and says if it goes any further he will lose credibility).”

44. Further, in a May 12, 2009 electronic chat, Broker-A1 notified Trader-1 that “[Broker-A2] has moved 6m libor up another l/2bp and [unchanged] for 3m and 1m down small.” Indeed, Broker-A2 modified his/her suggested LIBORs in precisely this fashion from the previous trading day.

45. These suggested LIBORs distributed from Brokerage A were influential; indeed, Broker-A2’s suggestions appear to have been wholly adopted by Yen LIBOR submitters at three other Contributor Panel banks during certain time periods. For example, of the 523 total trading days between January 1, 2008

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and December 31, 2009, there were 308 days in which suggested Yen LIBOR in all 8 tenors listed in Broker-A2’s email were identical to those submitted by one Contributor Panel Bank (“Bank-E”). Further, there were many instances when Bank-E’s Yen LIBOR submissions for all 8 tenors changed identically each day with the changes in Broker-A2’s suggested LIBORs, often matching the suggestions to 5 decimal points.

46. Trader-1 was aware that Broker-A2’s suggested LIBORs, when adjusted to benefit UBSSJ’s derivatives desk’s positions, disseminated false information into the market. The following exchange occurred in an August 12, 2007 electronic chat between Broker-A1 and Trader-1:

Broker-A1:	like [Broker-A2] said to me last night, he can try and tweak [Suggested LIBORs] by a point or 2 when its flyiing [sic] but if he marks too far from the truth the banks tend to ignore him.

Trader-1:	ok no probs … any help is better than none!

47. Trader-1 also enlisted cash brokers to improperly influence other Contributor Panel banks’ Yen LIBOR submissions through telephone conversations between brokers and Yen LIBOR submitters at the other panel banks. For example, in a February 9, 2009 electronic chat, Trader-1 asked Broker-C to cause a colleague to suggest to other Contributor Panel banks to lower

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their LIBOR submissions by stating that the broker’s Yen accounts “look[ed] a little softer.” While requesting that Brokerage-C disseminate this misinformation, Trader-1 identified at least two other brokerage houses that also assisted him in manipulating Yen LIBOR, and indicated that he would reward brokers for this type of assistance:

Trader-1:	do you know your cash desk? … ie the guy who covers yen on your cash desk

Broker-C:	yes mate i do

Trader-1:	right from now on i need you to ask him a favour on the fixes … i will make sure it comes back to you … i_alrteady do it with [Brokerage-A] … basically can you ask him to broke 3m cash ie libor lower for me today … i will look after you off the back of it … i do that for [Brokerage-B] too … so emphasise the importance to you … just suggest it looks a little softer to his accounts

Broker C:	ok mate i understand i will go and speak to him

Trader-1:	stuff like that … thanks mate … is very important to me today

After a five minute break, the two resumed their electronic chat:

Broker-C:	just spoke to them and they are on the case

Trader-1:	ok mate much appreciated

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48. As another example, in a February 25, 2009 electronic chat, Trader-1 instructed Broker-B: “low 1m and 3m … we must keep 3m down … try for low on all of em.” Broker-B responded “ok ill do my best for those tday.” Trader-1 then asked Broker-B to arrange for a “massive” trade and Broker-B acknowledged that the trade would generate profits for him/her:

Trader-1:	we can do 150 [billion] 2 yrs bro both sides … ask [Trader-A28] … will that help?

Broker-B:	ok mate that will make us make budget for the month so massive yes

Later that morning, Broker-B had a recorded telephone conversation with the Yen LIBOR submitter at Bank-F (“Submitter- F”), requesting that the submitter lower Bank-F’s 3-month Yen LIBOR submission, as follows:

Broker-B	Could I ask you a small favor?

Submitter-F:	Yeah.

Broker-B:	Where are you going to set your Libor threes today?

Submitter-F:	Uh, same, .65.

Broker-B:	Is there any way you might be able to take it down [one basis point] cause I’m getting a big trade out of it? … I’m getting someone to do me a big trade if they said I can help ‘em sort of get Libors down a little bit today.

[8]	Trader-A2 was a Yen derivatives trader at Bank A.

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Submitter-F had already entered the .65 3-month LIBOR submission on a form, which he had passed on to the Swiss Franc submitter sitting next to him. However, Submitter-F can be heard on the recorded conversation requesting the submitter next to him to lower Submitter-F’s 3-month Yen LIBOR submission from .65 to .64, pursuant to Broker-B’s request: “Yeah, okay. Could you make the threes .64 []?” Bank-F’s 3-month LIBOR submission dropped from .65 to .64 that day, lowering the resulting LIBOR fix in favor of Trader-1’s positions.

49. As another example, in a March 31, 2009 electronic chat, Trader-1 asked Broker-C to help influence 9 of the 16 Contributor Panel banks by convincing them to lower their LIBOR submissions from the previous day, thus lower the resulting 1- month and 3-month Yen LIBOR fix:

Trader-1:	mate we have to get 1m and 3m down … 1m barely fell yesterday … real important

Broker-C:	yeah ok

Trader-1:	banks to have a go w in 1m are

Trader-1:	[Bank-F]

Trader-1:	[Bank-G]

Trader-1:	[Bank-H]

Trader-1:	[Bank-E]

Trader-1:	[Bank-I]

Trader-1:	[Bank-C]

Trader-1:	[Bank-A]

Trader-1:	[Bank-J]

Trader-1:	and [Bank-K]

Trader-1:	pls

Broker-C:	got it mate

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That day, consistent with Trader-1’s request, 6 of the 9 Contributor Panel banks listed above lowered their 1-month Yen LIBOR submissions relative to the previous day, and the resulting published 1-month Yen LIBOR fix dropped by a full basis point from the day before.

50. As another example, in a March 19, 2009 electronic chat, Broker-B confirmed that he accommodated Trader-1’s request to influence Yen LIBOR submitters at other Contributor Panel banks:

Trader-1:	need low everything pls try really hard to get [Bank-D] down

* * * *

Broker-B:	ok will try mate

Trader-1:	ok try for [Bank-D] and the japanese and [Bank-G] as priority … pls

Broker-B:	kkk

Trader-1:	thx … pls push really hard

48 minutes later, Broker-B resumed the chat, confirming that he had spoken to the banks:

Broker-B:	yes already had a word with a couple of them [Bank-D] and [Bank-A] said they should be lower … workin on [Bank-G] and [Bank-J]

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51. Trader-1 also used brokers to disseminate misinformation through a technique known as “spoof bids,” whereby brokers, at Trader-1’s request, would describe a potential opportunity to engage in certain money market transactions to Contributor Panel banks in an attempt to influence those banks’ Yen LIBOR submissions. In truth, there was no intention of going through with the purported money market transactions, and the fictional bids were designed solely to influence Yen LIBOR. During a June 10, 2009 electronic chat, Trader-1 and Broker-B referred to this tactic when discussing efforts they would make that day to manipulate Yen LIBOR:

Trader-1:	LOW 1m … LOW 3m … HIGH 6m … 6m is important today mate … pls spoof bids

Broker-B:	rite ok mate ill make a special effort

Later in the same chat, Broker-B remarked to Trader-1:

mate yur getting bloody good at this libor game … think of me when yur on yur yacht in monaco wont yu

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2) Use of Brokers as Conduits to Other Banks

52. On at least a few occasions, Trader-1 also used cash brokers as conduits to his counterpart traders at other Contributor Panel banks, enlisting the brokers to pass along Trader-1’s requests to move Yen LIBOR submissions to benefit UBSSJ’s trading book. For example, in a May 21, 2009 electronic chat between Trader-1 and Broker-C, they stated:

Trader-1:	can you ask [Trader-A2] for a favour they moved 6m down 2bp yday … if they put it back up it would be great

Broker-C:	mate not sure if he does libors but i will investigate

Trader-1:	yeah i think he can ask a favour … it would really help me out … ask for me … tell him its for [Trader-1]

3) Compensation of Brokers

53. Trader-1 was considered the most successful Yen derivatives trader at UBSSJ,9 and he compensated these brokers for their assistance in several ways: (1) by providing them with substantial amounts of business, thus generating fees or commissions; (2) by engaging in circular transactions (two equal and opposite transactions that canceled each other out) solely for the purpose of generating commissions for the brokers; and/or (3) by engineering a special compensation deal between UBSSJ and a brokerage house.

54. For example, Broker-A2 was compensated for assisting Trader-1 in manipulating Yen LIBOR by a special bonus, and other perks, as evidenced in an August 22, 2008 electronic chat:

Broker-A1:	think [Broker-A2] is your best broker in terms of value added :-)

Trader-1:	yeah … i reckon i owe him a lot more

Broker-A1:	he’s ok with an annual champagne shipment, a few [drinking sessions] with [his supervisor] and a small bonus every now and then.

[9]	Trader-1 generated approximately $40 million in profits for UBS in 2007, $80 million in 2008, and $116 million during the first 9 months of 2009 until he left UBS in September, 2009.

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4) Knowledge of Yen LIBOR Manipulation Through Cash Brokers

55. Trader-1’s use of brokers to manipulate Yen LIBOR was widely known among the traders on the UBSSJ Yen trading desk from 2007 through 2009. In fact, the desk held daily morning meetings before LIBOR was set, in which Trader-1 commonly announced the direction in which he intended to manipulate Yen LIBOR that day.

56. After Trader-1 left UBSSJ in September 2009, the more junior trader who replaced him had discussions with the manager of the Yen trading desk. Based on those discussions, the junior trader felt pressured to continue using brokers to manipulate Yen LIBOR through January 2010.

57. The LIBOR submitters, derivatives traders, and their managers knew this conduct was wrong and therefore attempted to avoid creating evidence of the manipulation. For example, after media reports regarding banks’ suspected manipulation of LIBOR, the manager of the Yen derivatives desk cautioned that they should avoid creating written records and should instead use cell phones when contacting brokers. Moreover, to avoid detection of their manipulation, UBSSJ derivatives traders and

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brokers used coded language in communications to discuss the dissemination of misinformation to other Contributor Panel banks to influence the ultimate Yen LIBOR fix.

C.	Efforts to Collude with Other Banks to Manipulate Yen LIBOR

58. From at least as early as January 2007 and at various times until at least approximately September 2009, Trader-1 communicated with derivatives traders at other Yen LIBOR Contributor Panel banks in an effort to manipulate Yen LIBOR to benefit his trading positions. Trader-1 requested that his counterpart traders at other Contributor Panel banks make requests to their respective Yen LIBOR submitters to contribute a particular LIBOR submission, or to move their submission in a particular direction (i.e., up or down). Trader-1 made these requests to his counterpart traders at other Contributor Panel banks on many occasions.

59. On February 2, 2007, Trader-1 described this method of manipulating LIBOR in an electronic chat with his counterpart Yen derivatives trader (“Trader-A1”) at another Contributor Panel bank (“Bank-A”):

Trader-1:	3[month] libor is too high cause I have kept it artificially high

Trader-A1:	how[?]

Trader-1:	being mates with the cash desks, [another Contributor Panel bank, (“Bank-C”)] and I always help each other out too.

Trader-A1:	that’s useful to know.

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60. By April 2007, Trader-1 had requested Trader-A1 to solicit Bank-A LIBOR submitters to contribute submissions which benefited UBSSJ’s Yen trading positions. For example, in an April 20, 2007 electronic chat, Trader-1 stated to Trader-A1:

I know I only talk to you when I need something but if you could ask your guys to keep 3m low wd be massive help as long as it doesn’t interfere with your stuff … tx in advance.

Approximately 30 minutes later Trader-1 and Trader-A1 had the following chat:

Trader-1:	mate did you manage to spk to your cash boys?

Trader-A1:	yes u owe me they are going 65 and 71

Trader-1:	thx mate yes I do … in fact I owe you big time

Approximately 45 minutes later, after checking to see if Bank-A lowered its 3-month Yen LIBOR submission to 65, Trader-1 sent the following message to Trader-A1:

Mate[y] they set 64! … that’s beyond the call of duty!

61. Trader-1 also occasionally requested his counterpart derivatives trader (“Trader-B”) at another Contributor Panel bank (“Bank-B”) to have Bank-B contribute Yen LIBOR submissions to benefit UBSSJ’s Yen trading positions. For example, on May 21, 2009 Trader-1 asked Trader-B: “cld you do me a favour would

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you mind moving you 6m libor up a bit today, I have a gigantic fix.” Trader-B – who also sometimes acted as the Yen LIBOR submitter for Bank-B – responded “I can do that.” As promised, Trader-B raised Bank-B’s 6-month Yen LIBOR submission by 6 basis points that day.

62. Trader-1 also asked his counterpart derivatives trader (“Trader-C”) at a third Contributor Panel bank (“Bank-C”) to have Bank-C contribute Yen LIBOR submissions to benefit UBSSJ’s Yen derivatives trading positions. For example, in a January 29, 2007 electronic chat with Trader-1, Trader-C asked: “[A]nything you need on libors today? High 6m would help me.” Trader-1 responded, “high 3m I’ll sort our 6m rate for you thanks.” As promised, Trader-1 made a request to the UBS Yen LIBOR submitter for a high 6-month contribution.

63. As a final example, Trader-1 also contacted his counterpart derivatives trader (“Trader-D”) at a fourth Contributor Panel bank, (“Bank-D”), in an effort to influence Bank-D’s Yen LIBOR submissions in order to benefit UBSSJ’s trading positions. For example, in a June 28, 2007 electronic chat with Trader-D, Trader-1 asked: “pls ask ur mate for high 6m mate … wd be really really grateful.” Trader-D responded: “will do, for the record he’s def not my ‘mate’! … but I’ll [send him an electronic chat].” As requested, approximately 15 minutes later, Trader-D sent an electronic chat

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to the Bank-D Yen LIBOR submitter stating, “high 6m yen libor would be gd according to my brother!” The Yen LIBOR submitter responded, “WILL DO MY BEST.”

64. Trader-1 knew that coordinating with other Contributor Panel banks to manipulate Yen LIBOR was wrong. In a July 22, 2009 electronic chat with Broker-A1, Trader-1 described his plan to coordinate Yen LIBOR submissions with other Contributor Panel banks over the next few weeks while staggering drops in submissions so as to avoid detection:

Trader-1:	11th aug is the big date … i still have lots of 6m fixings till the 10th

****

Broker-A1:	if you drop your 6m dramatically on the 11th mate, it will look v fishy, especially if [Bank D] and [Bank B] go with you. I’d be v careful how you play it, there might be cause for a drop as you cross into a new month but a couple of weeks in might get people questioning you.

Trader-1:	don’t worry will stagger the drops … ie 5bp then 5bp

Broker-A1:	ok mate, don’t want you getting into sh it

Trader-1:	us then [Bank B] then [Bank D] then us then [Bank B] then [Bank D]

Broker-A1:	great the plan is hatched and sounds sensible

65. As early as February 2007, certain other UBSSJ derivatives traders and UBS submitters were aware of Trader-1’s

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use of other Contributor Panel banks to manipulate the resulting published Yen LIBOR fix. For example, in a February 15, 2007 electronic chat between Trader-1 and Submitter-1, the following exchange occurred:

Trader-1:	can we keep the fix down and let it jump tomorrow?

Submitter-1:	i’ve asked [submitter who is filling in] to keep it low today … tomorrow u tell me what u prefer

Trader-1:	ok if we can try to keep our move really really low wd be big help

Submitter-1:	we do our very best … but will probably fall out [of the middle-two quartiles of submissions averaged to determine the LIBOR fix] anyway

Trader-1:	ok you don’t have anyone you know anywhere else you can have a word with? as a favour?

Submitter-1:	got to pass i’m afraid…never having worked in london doesnt’ give me that edge; if i was [in the] same poz i’d ask you to have a word with [Bank-C] ;-)

Trader-1:	already done that … and [Bank-A]

Submitter-1:	good man

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66. The following week, in a February 22, 2007 electronic chat, Trader-1 attempted to enlist Submitter-3 to contact other Contributor Panel banks to manipulate Yen LIBOR submissions to benefit UBSSJ’s Yen derivatives book:

Trader-1:	ok hopefully we’ll get the fixings down

Submitter-3:	I try

Trader-1:	thanks do you have any contacts in ldn you can ask also? ie other cash traders?

Submitter-3:	other forward traders yes

Trader-1:	thx [Submitter-3] any help appreciated … if they set libors!

67. Certain UBS and UBSSJ managers were also on notice of Trader-1’s communications with his counterpart traders and Yen LIBOR submitters at other Contributor Panel banks about obtaining favorable Yen LIBOR submissions. In a July 3, 2009 email, Trader-1’s manager, in an attempt to keep Trader-1 from leaving for another bank, lobbied other UBSSJ managers to award a sizable bonus to Trader-1. In the email, Trader-1’s manager listed some of his attributes, such as “strong connections with Libor setters in London. This information is invaluable for the derivatives books.” This email was sent to a senior manager of the Investment Bank in Zurich, who forwarded it to derivatives desk managers, asking for their input. One manager replied:

[Trader-1] does also know some of the traders at other banks (from his London days) but personally I find it embarrassing when he calls up his mates to ask for favours on high/low fixings … it makes UBS appear to manipulate others to suit our position; what’s the legal risk of UBS asking others to move their fixing?

68. Despite these communications to UBS and UBSSJ managers and senior managers, no one at UBSSJ disciplined or even

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reprimanded Trader-1, and no one referred this matter to Compliance. Trader-1 continued working as a derivatives trader at UBSSJ until he left on his own accord in September 2009.

III.

IMPLICATIONS OF THE DERIVATIVES TRADERS’ REQUESTS

69. When UBSSJ derivatives traders made requests of UBS rate submitters in order to influence UBS’s benchmark interest rate submissions, and when the submitters accommodated those requests, the manipulation of the submissions affected the fixed rates on various occasions.

70. Likewise, when UBSSJ derivatives traders influenced the submissions of other Contributor Panel banks – either by (1) seeking and receiving accommodations from their counterparts at such banks, or (2) influencing the submissions from other banks with assistance from cash brokers who disseminated misinformation in the marketplace – the manipulation of those submissions affected the fixed benchmark rates on various occasions.

71. Indeed, the purpose of this activity was to manipulate benchmark submissions from UBS and other banks to influence the resulting fixes and thus to have a favorable effect on the derivatives traders’ trading positions. Because traders’ compensation was based in part on the profit and loss calculation of the trading books, derivatives traders’ requests were intended to benefit their compensation as well.

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72. Because of the high value of the notional amounts underlying derivative transactions tied to LIBOR and Euroyen TIBOR, even very small movements in those rates could have had a significant positive impact on the profitability of a trader’s trading portfolio, and a correspondingly negative impact on their counterparties’ trading positions.

73. UBSSJ entered into interest rate derivatives transactions tied to LIBOR and Euroyen TIBOR – such as derivatives, forward rate agreements, and futures – with counterparties to those transactions. Many of those counterparties were located in the United States. Those United States counterparties included, among others, asset management corporations, mortgage and loan corporations, and insurance companies. Those counterparties also included banks and other financial institutions in the United States or located abroad with branches in the United States.

74. In the instances when the published benchmark interest rates were manipulated in UBSSJ’s favor due to UBSSJ’s manipulation of UBS’s or any other Contributor Panel bank’s submissions, that manipulation benefitted UBSSJ derivatives traders, or minimized their losses, to the detriment of counterparties, at least with respect to the particular

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transactions comprising the trading positions that the traders took into account in making their requests to the rate submitters. Certain UBSSJ derivatives traders and UBS rate submitters who tried to manipulate LIBOR and Euroyen TIBOR submissions understood the features of the derivatives products tied to these benchmark interest rates; accordingly, they understood that to the extent they increased their profits or decreased their losses in certain transactions from their efforts to manipulate rates, their counterparties would suffer corresponding adverse financial consequences with respect to those particular transactions.

75. When the requests of derivatives traders for favorable LIBOR and Euroyen TIBOR submissions were taken into account by the UBS rate submitters, UBS’s rate submissions were false and misleading. Those false and misleading LIBOR and Euroyen TIBOR contributions affected or tended to affect the price of commodities, including futures contracts. Moreover, in making and in accommodating these requests, the derivatives traders and submitters were engaged in a deceptive course of conduct in an effort to gain an advantage over their counterparties. As part of that effort: (1) derivatives traders and submitters submitted and caused the submission of materially false and misleading LIBOR and Euroyen TIBOR contributions; and (2) derivatives traders, after initiating and continuing their effort to

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manipulate LIBOR and Euroyen TIBOR contributions, negotiated and entered into derivative transactions with counterparties that did not know that UBSSJ employees were often attempting to manipulate the relevant rate.

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CONFIDENTIAL – NOT FOR PUBLIC RELEASE

APPENDIX C

ADDITIONAL BENCHMARK RATES INCORPORATED INTO AGREEMENT

[Omitted pursuant to confidentiality undertaking in Agreement with DOJ]